Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Preferred Share Purchase Rights

of

Redback Networks Inc.

at

$25.00 Net Per Share

by

Maxwell Acquisition Corporation

an indirect wholly-owned subsidiary of

Telefonaktiebolaget LM Ericsson (publ)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is being made according to an Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), by and among Telefonaktiebolaget LM Ericsson (publ), a limited liability company organized under the Swedish Companies Act (“Ericsson”), Maxwell Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Ericsson (the “Purchaser”), and Redback Networks Inc., a Delaware corporation (“Redback”).

The board of directors of Redback has unanimously determined that the Offer and the Merger (each as defined herein) are advisable, fair to and in the best interests of Redback’s shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer, and recommended that holders of Shares (as defined below) accept the Offer and tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, a number of shares of Redback’s common stock, par value $0.0001 per share, including the associated preferred share purchase rights (collectively, the “Shares”), that, together with the Shares beneficially owned by Ericsson or the Purchaser, if any, represents at least a majority of the sum of (i) the Shares then outstanding, plus (ii) the Shares issuable upon the exercise, conversion or exchange of outstanding Redback stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied, minus (iii) the number of Shares issuable upon the exercise of outstanding Redback stock options held by Kevin A. DeNuccio, Redback’s President and Chief Executive Officer, that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of other material governmental approvals or consents. See Section 14—“Conditions of the Offer.”

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. Shareholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer Manager for the Offer is:

December 22, 2006

IMPORTANT

Shareholders desiring to tender Shares must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•	contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the shareholder’s name and held in book-entry form:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, at its address on the back of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the Depositary.

3.	For Shares that are registered in the shareholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder.

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.0001 per share, of Redback Networks Inc., including the associated preferred share purchase rights (collectively, the “Shares”).

Price Offered Per Share:	$25.00 net to you in cash, without interest

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Tuesday, January 23, 2007, unless extended

The Purchaser:	Maxwell Acquisition Corporation, an indirect wholly-owned subsidiary of Ericsson

Redback Board Recommendation:	Redback’s board of directors has unanimously recommended that you accept the Offer and tender your Shares

The following are some of the questions you, as a shareholder of Redback, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we”, “our” and “us” refer to the Purchaser.

Who is offering to buy my Shares?

Our name is Maxwell Acquisition Corporation. We are a Delaware corporation and an indirect wholly-owned subsidiary of Ericsson. We were formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Ericsson and the Purchaser.”

What is the class and amount of securities being sought in the Offer?

We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Redback, including the associated preferred share purchase rights. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay and in what form of payment?

We are offering to pay $25.00, net to you in cash, without interest, for each Share tendered and accepted for payment in the Offer.

What does the board of directors of Redback think of the Offer?

Redback’s board of directors has unanimously recommended that you accept the Offer and tender your Shares. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any Redback shareholders agreed to tender their Shares?

Yes. TCV IV, L.P. and TCV IV Strategic Partners, L.P. have entered into a tender and stockholder support agreement with Ericsson and the Purchaser, which provides, among other things, that these shareholders will irrevocably tender their Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the tender and stockholder support agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The Shares subject to the tender and stockholder support agreement, assuming the full exercise of any warrants held by either of the shareholders, represent approximately 16.2% of the outstanding Shares, as of December 15, 2006. See the “Introduction” to this Offer to Purchase and Section 13—“The Merger Agreement; Other Agreements.”

Are there any compensation arrangements between Ericsson and Redback’s executive officers or other key employees?

Prior to completion of the Offer, Ericsson is expected to enter into employment compensation, severance or other employee benefits arrangements with Redback’s executive officers and certain other key employees. The specific terms of these compensation arrangements have not been agreed, but are expected to include, among other things, a phantom stock option plan designed to approximate the incentives created by Redback’s current employee stock option plans and retention bonuses of 1.0 times to 2.0 times base salary payable to certain employees over a two-year employment period. Ericsson has entered into a letter agreement with Kevin DeNuccio, Georges Antoun, Ebrahim Abbasi, Steve Tam, Rod Couvrey and Simon Zarrin committing to negotiate the terms and conditions of such employment arrangements in good faith. Additionally, such executive officers entered into agreements not to tender any Shares they hold or acquire, whether upon the exercise of options or warrants or otherwise, in the Offer.

What is the market value of my Shares as of a recent date?

On December 19, 2006, the last trading day before we announced the execution of the Merger Agreement, the closing price of Redback’s common stock reported on the NASDAQ Global Select Market was $21.17 per Share. On December 21, 2006, the last full day before commencement of the Offer, the closing price of Redback’s common stock reported on the NASDAQ Global Select Market was $25.10 per Share. We advise you to obtain a recent quotation for Redback’s common stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

What are the preferred share purchase rights?

The preferred share purchase rights are rights to purchase Series A Junior Participating Preferred Stock of Redback, issued pursuant to Redback’s Rights Agreement, dated as of June 12, 2001, as amended. The preferred share purchase rights were issued to all Redback shareholders, but currently are not represented by separate share certificates. Instead, the preferred share purchase rights are represented by the certificate for your shares of Redback common stock. A tender of your Shares will include a tender of the preferred share purchase rights.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Ericsson will provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Ericsson will provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on Tuesday, January 23, 2007, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We are required by the Merger Agreement to extend the Offer:

•	to the extent required by applicable laws, rules or regulations of the SEC or the NASDAQ Global Market;

•	for one or more periods of 10 business days until April 19, 2007, if at the scheduled expiration of the Offer any of the conditions to the Offer have not been satisfied; and

•	for one or more periods of 10 business days after April 19, 2007 and until December 19, 2007, if at the scheduled expiration of the Offer the conditions to the Offer related to (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and/or (ii) the receipt of other material governmental approvals required to complete the Offer have not been satisfied, in either case.

See Section 1—“Terms of the Offer” for additional information about our obligations to extend the Offer.

Will you provide a subsequent offering period?

We are permitted and in some circumstances required by the Merger Agreement to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. If all of the conditions to the Offer have been satisfied or waived at the expiration of the Offer, we will accept for payment and promptly pay for all Shares validly tendered and not withdrawn in the Offer. After acceptance for payment of Shares validly tendered in the Offer, if we do not hold at least 90% of the outstanding Shares to permit us to complete the Merger without a vote of Redback’s shareholders, then:

•	we are permitted to provide a subsequent offering period of up to 20 business days; and

•	if we have acquired more than 80% of the outstanding Shares in the Offer, we are required to provide a subsequent offering period of at least 10 business days.

Although we reserve our right to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period unless required to do so by the Merger Agreement. We are not required to provide a subsequent offering period if we have exercised the “90% top up option” under the Merger Agreement. During the subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $25.00 per Share, net to you in cash, without interest. See Section 1—“Terms of the Offer” and Section 13—“The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended or a subsequent offering period is provided?

If we extend the Offer or provide a subsequent offering period, we will inform American Stock Transfer & Trust Company, the depositary for the Offer, and notify Redback shareholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

What is the “Minimum Condition” to the Offer?

We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer a number of Shares that, when counted together with the Shares beneficially owned by Ericsson or the Purchaser, if any, represents at least a majority of the sum of:

•	the Shares then outstanding; plus

•	the Shares issuable upon the exercise, conversion or exchange of outstanding Redback stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied; minus

•	the number of Shares issuable upon the exercise of outstanding Redback stock options held by Kevin A. DeNuccio, Redback’s President and Chief Executive Officer, that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied.

We refer to this condition as the “Minimum Condition.”

What are the most significant conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer unless, among other things:

•	any applicable waiting period under the HSR Act has expired or terminated;

•	other material governmental approvals or consents have been obtained;

•	there are no lawsuits, actions or proceedings pending or threatened in writing by any governmental entity seeking to, among other things, challenge the purchase of Shares in the Offer, restrain, prohibit or impose material limitations on the Offer, impose material limitations on the ownership or operation of Redback’s business or assets, or that otherwise would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Redback;

•	the representations and warranties of Redback in the Merger Agreement are true and correct except as would not have a material adverse effect on Redback, or in some cases in all material respects, as of the date of the Merger Agreement and the expiration of the Offer;

•	no facts, changes, events, developments or circumstances have occurred or become known which are continuing and have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Redback; and

•	the Merger Agreement has not been terminated in accordance with its terms.

The Offer is also subject to a number of other conditions. See Section 14—“Certain Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the depositary. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares.”

Can holders of vested stock options or holders of warrants participate in the tender offer?

The Offer is only for Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options or exercisable warrants and you wish to participate in the Offer, you must exercise your stock options or warrants in accordance with the terms of the applicable stock option plan or warrant agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—“Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to American Stock Transfer & Trust Company, the depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by February 20, 2007, you may withdraw them at any time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

If the Offer is consummated, will Redback continue as a public company?

After completion of the Merger, Ericsson Holding II Inc., a wholly-owned subsidiary of Ericsson, will own all of the outstanding capital stock of Redback, and Redback’s common stock will no longer be publicly owned. Before the Merger, if we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly-held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Select Market or any other market or securities exchange, in which event there may not be a public trading market for the Shares. In addition, Redback may cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. After completion of the Offer, Redback has agreed to elect “controlled company” status for purposes of the applicable NASDAQ Marketplace Rules, which means that Redback would be exempt from the requirement that Redback’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee of Redback’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Redback’s board of directors. See Section 7—“Effect of the Offer on the Market for the Shares; NASDAQ Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

If we accept for payment and pay for Shares in the Offer, we are required to merge with and into Redback, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Redback’s certificate of incorporation and bylaws, and a vote of Redback’s shareholders, if a vote is required. Redback will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Ericsson Holding II Inc., which is a wholly-owned subsidiary of Ericsson. In the Merger, Redback shareholders who did not tender their Shares will receive $25.00 per share in cash (or any different price per Share that is paid in the Offer) in exchange for their Shares in the Merger, without interest. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the 90% top-up option or through other means, such as open market purchases, we may be able to effect the Merger without convening a meeting of the Redback shareholders. There are no appraisal rights available in connection with the Offer, but shareholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the Delaware General Corporation Law, if those rights are perfected. See the “Introduction” to this Offer to Purchase.

What are the top-up options and when could they be exercised?

We negotiated for two “top-up options” under the Merger Agreement, which, in certain circumstances and subject to certain limitations, provide us with options to purchase additional Shares from Redback at a price per Share equal to the Offer Price.

According to the “50% top-up option,” if we do not hold at least 50% of the outstanding Shares after completion of the Offer, we have the option, subject to limitations, to purchase a number of additional Shares sufficient to cause us to own more than 50% of the Shares then outstanding, taking into account those shares issued upon the exercise of the 50% top-up option or, if lower, a number of additional shares equal to 19.9% of the Shares then outstanding. The purpose of the 50% top-up option is to offset the possible dilutive impact of the issuance of Shares pursuant to the exercise, conversion or exchange of any outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares. Subject to the limitations set forth in the Merger Agreement, we expect to exercise the 50% top-up option only if, after we have purchased Shares in the Offer, the exercise, conversion or exchange of outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares causes us to hold less than a majority of the outstanding Shares.

According to the “90% top-up option,” if we do not acquire at least 90% of the issued and outstanding Shares in the Offer, we have the option, subject to limitations, to purchase a number of additional Shares sufficient to cause us to own more than 90% of the Shares then outstanding, taking into account those shares issued upon the exercise of the 90% top-up option or, if lower, a number of additional shares equal to 19.9% of the Shares then outstanding. The purpose of the 90% top-up option is to permit us to complete the Merger without a special meeting of Redback’s shareholders under the “short form” merger provisions of Delaware law. We expect to exercise the 90% top-up option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer.

See Section 13 — “The Merger Agreement; Other Agreements” for a more detailed description of the top-up options.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of shareholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares no longer meet the guidelines for continued listing on the NASDAQ Global Select Market, the quotation for the Shares on the NASDAQ Global Select Market may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Redback may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

After completion of the Offer, Redback has agreed to elect “controlled company” status for purposes of the applicable NASDAQ Marketplace Rules, which means that Redback would be exempt from the requirement that Redback’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee of Redback’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Redback’s board of directors. See the “Introduction” to this Offer to Purchase and Section 7—“Effect of the Offer on the Market for Shares; NASDAQ Listing and Controlled Company Status; Exchange Act Registration; Margin Regulation.”

Who can I talk to if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll free) or Citigroup Global Markets Inc., the dealer manager for the Offer, at (800) 831-9146 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent or dealer manager.

To the Holders of Redback Common Stock:

INTRODUCTION

Maxwell Acquisition Corporation, a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Telefonaktiebolaget LM Ericsson (publ), a limited liability company organized under the Swedish Companies Act (“Ericsson”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.0001 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.0001 per share (collectively, the “Shares” and each, a “Share”), of Redback Networks Inc., a Delaware corporation (“Redback”), at a price of $25.00 per Share, net to the seller in cash, without interest (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made according to an Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), by and among Ericsson, the Purchaser and Redback. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, a vote of Redback’s shareholders, the Purchaser will be merged with and into Redback, with Redback surviving the Merger as an indirect wholly-owned subsidiary of Ericsson (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by Ericsson, the Purchaser or their subsidiaries or affiliates, or Redback or its shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest.

The board of directors of Redback has unanimously determined that the Offer and the Merger are advisable, fair to and in the best interests of Redback’s shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer, and recommended that holders of Shares accept the Offer and tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares beneficially owned by Ericsson or the Purchaser, if any, represents at least a majority of the sum of (i) the Shares then outstanding, plus (ii) the Shares issuable upon the exercise, conversion or exchange of outstanding Redback stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied, minus (iii) the number of Shares issuable upon the exercise of outstanding Redback stock options held by Kevin A. DeNuccio, Redback’s President and Chief Executive Officer, that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied. The Offer is also subject to the satisfaction of other conditions, including (i) the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Condition”), (ii) any other Required Governmental Approvals (as defined in Section 14—“Conditions of the Offer”) having been obtained or any waiting period or mandated filing having lapsed or been made unconditionally or on terms satisfactory to Ericsson, (iii) there being no lawsuits, actions or proceedings pending or threatened in writing by any governmental entity seeking to, among other things, challenge the purchase of Shares in the Offer, restrain, prohibit or impose material limitations on the Offer, impose material limitations on the ownership or operation of Redback’s business or assets, or that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13—“The Merger Agreement; Other Agreements”), (iv) the representations and warranties of Redback in the Merger Agreement being true and correct except as would not have a Company Material Adverse Effect (or, in some cases, in all material respects) as of the date of the Merger Agreement and the Expiration Date, (v) there being no facts, changes, events, developments or circumstances that have occurred, arisen or come into existence or become known which are continuing and have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (vi) satisfaction of certain other conditions as set forth in this Offer to Purchase in Section 14—“Conditions of the Offer.”

Redback has informed the Purchaser that, as of December 15, 2006, (i) 69,908,406 Shares were issued and outstanding, (ii) 13,414,249 Shares were issuable upon the exercise, conversion or exchange of outstanding Redback stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that were vested and exercisable as of December 15, 2006 or would become vested or exercisable within 60 days following December 15, 2006, assuming all other applicable vesting conditions are satisfied, and (iii) 1,475,000 Shares were issuable upon the exercise of outstanding Redback stock options held by Kevin A. DeNuccio, Redback’s President and Chief Executive Officer, that were vested and exercisable as of December 15, 2006 or would become vested or exercisable within 60 days following December 15, 2006, assuming all other applicable vesting conditions are satisfied. Based upon the foregoing, as of December 15, 2006, the Minimum Condition would be satisfied if 40,923,828 Shares were validly tendered and not properly withdrawn in the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment and pays for the Shares tendered in the Offer, the Purchaser will be able to designate directors constituting a majority of Redback’s board of directors. See Section 12—“Purpose of the Offer; Plans for Redback; Other Matters” and Section 13—“The Merger Agreement; Other Agreements.”

TCV IV, L.P. and TCV IV Strategic Partners, L.P. have entered into a tender and stockholder support agreement with Ericsson and the Purchaser, dated December 19, 2006, which requires, among other things, that the shareholders irrevocably tender their Shares in the Offer. The shareholders may only withdraw their Shares from the Offer if the tender and stockholder support agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The tender and stockholder support agreement also requires that the shareholders irrevocably tender any Shares acquired after December 19, 2006, including upon the exercise of warrants or options to acquire Shares or otherwise. The shareholders that have entered into the tender and stockholder support agreement own, in the aggregate, and assuming the full exercise of any warrants held by either of such shareholders, 11,589,366 Shares, representing approximately 16.2% of the outstanding Shares, as of December 15, 2006. See the “Introduction” to this Offer to Purchase and Section 13—“The Merger Agreement; Other Agreements.”

Prior to completion of the Offer, Ericsson is expected to enter into employment compensation, severance or other employee benefits arrangements with Redback’s executive officers and certain other key employees. The specific terms of these compensation arrangements have not been agreed, but are expected to include, among other things, a phantom stock option plan designed to approximate the incentives created by Redback’s current employee stock option plans and retention bonuses of 1.0 times to 2.0 times base salary payable to certain employees over a two-year employment period. Ericsson has entered into a letter agreement with Kevin DeNuccio, Georges Antoun, Ebrahim Abbasi, Stephen Tam, Rod Couvrey and Simon Zarrin committing to negotiate the terms and conditions of such employment arrangements in good faith. Additionally, Messrs. DeNuccio, Antoun, Abbasi, Tam, Couvrey and Zarrin and Thomas Cronan III and Scott Marshall have entered into agreements not to tender any Shares they hold or acquire, whether upon the exercise of options or warrants or otherwise, in the Offer. See the “Introduction” to this Offer to Purchase and Section 13—“The Merger Agreement; Other Agreements.”

UBS Securities LLC (“UBS”), financial advisor to Redback, delivered its opinion to Redback’s board of directors that, as of December 19, 2006 and based upon and subject to the factors and assumptions set forth therein, the $25.00 per Share in cash to be received by the holders of Shares in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Redback’s affiliates and affiliates of or holders of beneficial interests in the Purchaser to the extent they are holders of Redback common stock). UBS provided its opinion for the information and assistance of Redback’s board of directors in connection with its consideration of the Offer and the Merger. The UBS opinion is not a recommendation as to whether any holder of Shares should tender Shares in connection with the Offer or how any holder of Shares should vote with respect to the Merger. Pursuant to an engagement letter between Redback and UBS, Redback has agreed to pay UBS customary compensation for its services, consisting of a fee paid upon delivery of UBS’ opinion, and a transaction fee based upon the aggregate consideration payable in the transaction, which transaction fee is contingent upon consummation of the Offer.

Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the outstanding Shares, if required by applicable law. If we do not hold at least a majority of the outstanding Shares after completion of the Offer, we have the option, subject to limitations, to purchase a number of additional Shares sufficient to cause us to own more than 50% of the Shares then outstanding, taking into account those shares issued upon the exercise of the option or, if lower, a number of additional shares equal to 19.9% of the Shares then outstanding. We refer to this option as the “50% Top-Up Option.” The exercise price for the 50% Top-Up Option is to be paid by delivery of a promissory note, bearing simple interest at 6% per annum, made by the Purchaser and due and payable within 30 days. The purpose of the 50% Top-Up Option is to offset the dilutive impact of the issuance of Shares pursuant to the exercise, conversion or exchange of any outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares. Subject to the limitations set forth in the Merger Agreement, we expect to exercise the 50% Top-Up Option only if, after we have purchased Shares in the Offer, the exercise, conversion or exchange of outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares causes us to hold less than a majority of the outstanding Shares.

If Ericsson, the Purchaser and their subsidiaries and affiliates hold, in the aggregate, at least 90% of the issued and outstanding Shares after completion of the Offer, including any “subsequent offering period,” the Purchaser is required to merge with and into Redback under the “short-form” merger provisions of the Delaware General Corporation Law (the “DGCL”) without prior notice to, or any action by, any other shareholder of Redback. See Section 12—“Purpose of the Offer; Plans for Redback; Other Matters.” Under the Merger Agreement, if we do not acquire sufficient Shares in the Offer to complete the Merger under the “short-form” merger provisions of the DGCL, we have the option, subject to limitations, to purchase from Redback a number of additional Shares at a price per Share equal to the price per Share paid in the Offer sufficient to cause us to own more than 90% of the Shares then outstanding, taking into account those shares issued upon the exercise of the option, or, if lower, a number of additional shares equal to 19.9% of the Shares then outstanding. We refer to this option as the “90% Top-Up Option.” The exercise price for the 90% Top-Up Option is to be paid by delivery of a promissory note, bearing simple interest at 6% per annum, made by the Purchaser and due and payable within 30 days. We expect to exercise the 90% Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if Ericsson, the Purchaser and their subsidiaries and affiliates acquire, in the aggregate, at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the “short-form” merger provisions of the DGCL. Shareholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12—“Purpose of the Offer; Plans for Redback; Other Matters.” The Merger Agreement is described in Section 13—“The Merger Agreement; Other Agreements.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

The Offer is made only for Shares and is not made for any options or warrants to acquire Shares. Holders of vested but unexercised options or warrants to purchase Shares may exercise such options or warrants in accordance with the terms of the applicable option plan or warrant agreement and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options or warrants of exercising those securities are not described under Section 5—“Certain Material U. S. Federal Income Tax Consequences.”

Holders of options or warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or warrants.

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, which is acting as the depositary for the Offer (the “Depositary”), MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), and Citigroup Global Markets Inc., which is acting as the dealer manager for the Offer (the “Dealer Manager”). See Section 16—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.    Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $25.00 per Share, net to the seller in cash, without interest, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, January 23, 2007, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser is required by the Merger Agreement to extend the Offer:

•	to the extent required by applicable laws, rules or regulations of the SEC or the NASDAQ Global Market;

•	for one or more periods of 10 business days until April 19, 2007, if at the Expiration Date any of the conditions to the Offer have not been satisfied; and

•	for one or more periods of 10 business days after April 19, 2007 and until December 19, 2007, if at the Expiration Date the HSR Condition and/or the Governmental Approvals Condition have not been satisfied.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if Ericsson, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit the Purchaser to complete the Merger under the “short-form” merger provisions of the DGCL, then:

•	the Purchaser is permitted to provide a subsequent offering period of at least three but no more than 20 business days in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”); and

•	if more than 80% of the issued and outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser is required to provide a Subsequent Offering Period of at least 10 business days.

The Subsequent Offering Period would be an additional period of time following the Expiration Date during which shareholders could tender Shares not tendered in the Offer and receive the Offer Price. The Purchaser is not required to provide a Subsequent Offering Period if the Purchaser has exercised the 90% Top Up-Option under the Merger Agreement. During the Subsequent Offering Period, if any, we will immediately accept for payment and promptly pay for Shares as they are tendered, and tendering shareholders will not have withdrawal rights. We cannot provide a Subsequent Offering Period unless we announce the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period. Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to provide a Subsequent Offering Period unless required to do so by the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares beneficially owned by Ericsson or the Purchaser, if any, represents at least a majority of the sum of (i) the Shares then outstanding, plus (ii) the Shares issuable upon the exercise, conversion or exchange of outstanding Redback stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied, minus (iii) the number of Shares issuable upon the exercise of outstanding Redback stock options held by Kevin A. DeNuccio, Redback’s President and Chief Executive Officer, that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied. The Offer is also subject to the satisfaction of other conditions, including (i) the HSR Condition, (ii) the Governmental Approvals Condition, (iii) there being no lawsuits, actions or proceedings pending or threatened in writing by any governmental entity seeking to, among other things, challenge the purchase of Shares in the Offer, restrain, prohibit or impose material limitations on the Offer, impose material limitations on the ownership or operation of Redback’s business or assets, or that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) the representations and warranties of Redback in the Merger Agreement being true and correct except as would not have a Company Material Adverse Effect (or, in some cases, in all material respects) as of the date of the Merger Agreement and the Expiration Date, (v) there being no facts, changes, events, developments or circumstances that have occurred, arisen or come into existence or become known which are continuing and have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (vi) satisfaction of certain other conditions as set forth in this Offer to Purchase in Section 14—“Conditions of the Offer.”

Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, by giving oral or written notice of such change or waiver to the Depositary, except that, without the prior written consent of Redback, we may not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	impose conditions to the Offer other than or in addition to the conditions described in Section 14—“Conditions of the Offer”;

•	amend or waive the Minimum Condition;

•	amend any of the conditions to the Offer described in Section 14—“Conditions of the Offer”; or

•	extend the expiration of the Offer other than as required by the Merger Agreement.

Notwithstanding the foregoing, pursuant to the Merger Agreement, the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring prior to the Expiration Date. If the Offer Price is adjusted under this provision of the Merger Agreement, the Purchaser will amend the Offer to reflect the adjusted Offer Price by giving oral or written notice of such amendment to the Depositary and will extend the Expiration Date for such period, if any, required by applicable law or the rules and regulations of the SEC.

Subject to the Purchaser’s obligation to extend the Offer as described above, if by 12:00 midnight, New York City time, on Tuesday, January 23, 2007 (or any other time or date subsequently set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

•	terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders;

•	waive any of the unsatisfied conditions of the Offer and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

•	extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend or make modifications to the Offer.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release via Market Wire.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

Redback has agreed to provide the Purchaser with Redback’s shareholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer,” the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. See Section 1—“Terms of the Offer.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected under the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares”; and

•	any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4—“Withdrawal Rights.” See Section 15—“Certain Legal Matters.”

The Purchaser reserves the right to assign to Ericsson and/or one or more wholly-owned subsidiaries of Ericsson any of its rights under the Merger Agreement, including the right to purchase Shares tendered in the Offer, but any transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.    Procedure for Tendering Shares

Valid Tender. A shareholder must follow one of the following procedures to validly tender Shares in the Offer:

•	for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period);

•	for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “—Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message, and other documents must be received before the expiration of the Subsequent Offering Period); or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery” before the Expiration Date.

By tendering Shares in accordance with these procedures, a tendering shareholder will also tender the preferred share purchase rights associated with the Shares without any further action on the part of the tendering shareholder. If the preferred share purchase rights were distributed to Redback’s shareholders as a result of a triggering event, a tender of Shares would need to be accompanied by a simultaneous tender of the preferred share purchase rights. Redback has advised us that it has taken the action necessary to ensure that the Offer and the Merger do not constitute a triggering event.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message, and other documents must be received before the expiration of the Subsequent Offering Period), or the tendering shareholder must comply with the guaranteed delivery procedures described under “—Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the Subsequent Offering Period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:

•	if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

•	the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the NASDAQ Global Select Market.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	Share certificates (or a timely Book-Entry Confirmation);

•	properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any special meeting in connection with the Merger and, to the extent permitted by applicable law and Redback’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Redback’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Redback shareholders.

Options and Warrants. The Offer is made only for Shares and is not made for any options or warrants to acquire Shares. Holders of vested but unexercised options to purchase Shares and exercisable warrants may participate in the Offer only if they first exercise their options or warrants in accordance with the terms of the applicable option plan or warrant agreement and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options or warrants that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Ericsson, the Depositary, the Information Agent, the Dealer Manager, Redback or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

Tender Constitutes Binding Agreement. The Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.    Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after February 20, 2007.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time before the Expiration Date.

No withdrawal rights will apply to Shares tendered in a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and previously accepted for payment. See Section 1—“Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Ericsson, the Depositary, the Information Agent, the Dealer Manager, Redback or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.    Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of Shares who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Redback was a U.S. real property holding corporation (a “USRPHC”) during the relevant statutory period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Redback does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event Redback constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. Holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. Holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.    Price Range of the Shares; Dividends on the Shares

The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “RBAK.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Global Select Market or, prior to the effectiveness of the NASDAQ Global Select Market, the NASDAQ National Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$11.25	$5.60
Second Quarter	$7.13	$3.84
Third Quarter	$6.56	$4.08
Fourth Quarter	$5.69	$2.83
Fiscal Year Ended December 31, 2005
First Quarter	$7.93	$4.76
Second Quarter	$6.93	$4.82
Third Quarter	$11.47	$6.31
Fourth Quarter	$15.05	$8.85
Fiscal Year Ending December 31, 2006
First Quarter	$22.24	$13.61
Second Quarter	$24.99	$16.78
Third Quarter	$19.95	$12.40
Fourth Quarter (through December 19, 2006)	$22.09	$13.25

On December 19, 2006, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NASDAQ Global Select Market was $21.17 per share. On

December 21, 2006, the last full trading day before the commencement of the Offer, the closing price reported on the NASDAQ Global Select Market was $25.10 per share. Shareholders are urged to obtain a current market quotation for the Shares.

The Purchaser has been advised that Redback has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Ericsson’s written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the appointment or election of the Purchaser’s designees to Redback’s board of directors, Redback may not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock. Redback is not expected to declare or pay cash dividends after completion of the Offer.

7.    Effect of the Offer on the Market for the Shares; NASDAQ Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public.

NASDAQ Listing and Controlled Company Status. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on the NASDAQ Global Select Market. According to the published guidelines, the Shares would only meet the criteria for continued listing on the NASDAQ Global Select Market if, among other things, there were at least 400 round lot holders, the minimum bid price for the Shares was at least than $1 per share and either:

•	there were at least two market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Ericsson upon completion of the Offer) was at least 750,000, the market value of such publicly-held Shares was at least $5 million, and shareholders’ equity was at least $10 million; or

•	there were at least four market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Ericsson upon completion of the Offer) was at least 1.1 million, the market value of such publicly-held Shares was at least $15 million, and the market value of the Shares was at least $50 million or the total assets and total revenue were at least $50 million.

If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on NASDAQ Global Select Market could be discontinued. In this event, the market for the Shares would likely be adversely affected.

If the NASDAQ Global Select Market ceases to publish quotations for the Shares, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

After completion of the Offer, Redback will be eligible to elect “controlled company” status pursuant to Rule 4350(c)(5) of the NASDAQ Marketplace Rules, which means that Redback would be exempt from the requirement that Redback’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee of Redback’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Redback’s board of directors. Redback has agreed to elect “controlled company” status following completion of the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of Redback to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of Redback subject to registration, would substantially reduce the information required to be furnished by Redback to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Redback, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with shareholders’ meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Redback and persons holding “restricted securities” of Redback to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Redback will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8.    Certain Information Concerning Redback

Redback Networks Inc. Redback is a Delaware corporation with its principal executive offices at 300 Holger Way, San Jose, California 95134. The telephone number of Redback at such office is (408) 750-5000. According to its Quarterly Report on Form 10-Q for the nine month period ended September 30, 2006, Redback is a leading provider of advanced communications networking equipment. Its products enable service providers to build next generation Internet Protocol (IP)-based broadband networks that can deliver high-speed access as well as voice, video and data (Triple Play) services, to consumers and businesses. IP-based services such as IPTV, Video on Demand (VOD), and Voice over IP (VoIP), can increase the average revenue per subscriber and lower network capital and operating costs. Redback sells its products through a direct sales force, resellers and distributors.

Redback’s products consist of two product families, the SmartEdge and SMS product families, which are designed to enable its customers to build an intelligent, subscriber aware, broadband infrastructure, creating a robust environment for adding and managing differentiated IP services, on a user-by-user basis. The SmartEdge family of products combines highly scalable carrier-class edge routing, Ethernet aggregation, and advanced subscriber management. The SmartEdge Operating System (SEOS) provides capabilities that allow Redback’s products to aggregate and manage broadband subscriber connections and enable advanced communications service delivery. Redback’s modular Operating System architecture is designed to heighten reliability and enable binding of any user connection to any service, further simplifying service provisioning.

Available Information. Redback is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Redback’s directors and officers, their remuneration, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of Redback’s securities and any material interests of such persons in transactions with Redback is required to be disclosed in proxy statements distributed to Redback’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Redback that have been filed via the EDGAR system.

None of Ericsson, the Purchaser, the Dealer Manager, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Redback provided by Redback or contained in the periodic reports, documents and records referred to herein or for any failure by Redback to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

Certain Projections. To our knowledge, Redback does not as a matter of course make public forecasts or projections as to its future financial performance. However, before entering into the Merger Agreement, representatives of Ericsson and the Purchaser conducted a due diligence review of Redback, and in connection with this review Ericsson and the Purchaser received limited forward-looking information concerning Redback’s anticipated operating performance. Redback has advised Ericsson and the Purchaser of certain assumptions, risks and limitations relating to these projections, as described below, and that Redback has not as a matter of course made public any projections as to future performance or earnings.

In December 2006, Redback provided Ericsson and the Purchaser with projections for the fourth quarter of 2006 and preliminary projections for fiscal year 2007. The projections for the fourth quarter of 2006 included total revenue of $78 million, gross profit of $48.8 million and net income of $11.7 million. Combined with the actual figures for the first three quarters of 2006, Redback projected that for the year ending December 31, 2006, it would have net revenue of $275 million, gross profit of $170.1 million and net income of $31.8 million. Those figures and highlights from the preliminary projections for 2007 provided to Ericsson and the Purchaser are summarized below.

2006-2007 Income Statement Highlights

(In millions except for earnings per share)

	Year Ended
	Dec. 31, 2006	Dec. 31, 2007 Base Plan	Dec. 31, 2007 High Plan
Net Revenue	$275.0	$385.0	$450.0
Gross Profit	$170.1	$242.8	$283.8
Net Income	$31.8	$59.3	$84.1
Earnings per share	$0.40	$0.70	$1.00

The figures for 2007 assume an income tax rate of 10% and 86 million shares of common stock outstanding calculated based on the treasury method.

Although Ericsson and the Purchaser were provided with the projections summarized above, they did not base their analysis of Redback on these projections. Redback has advised Ericsson and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or “GAAP,” and Redback’s independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. Redback has advised Ericsson and the Purchaser that its internal financial forecasts (upon which the projections provided to Ericsson and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

The projections also reflect numerous assumptions made by the management of Redback, including assumptions with respect to industry performance, the market for Redback’s existing and new products and services, Redback’s ability to successfully negotiate acquisitions, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Redback’s control and none of which were subject to approval by Ericsson or the Purchaser. These projections do not give effect to the Offer or the Merger, or any alterations that Redback’s management or board of directors may make to Redback’s operations or strategy after the completion of the Offer. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to:

•	the risk that Redback’s contract manufacturer will be unable or unwilling to meet Redback’s supply demands at the cost and in the time frame expected;

•	the risk that the marketplace for Redback’s products will not grow as rapidly as Redback anticipates;

•	the ability to execute successfully planned cost reductions and to manage costs in future periods;

•	the success in developing new products to support organic growth;

•	the level of funding of capital expenditures in accordance with Redback’s strategic plans;

•	the effect of general economic conditions on the demand for Redback’s products and telecommunication products generally;

•	the success of the branding and marketing strategies Redback is pursuing for its products;

•	the effect of changes in the productive capacity of manufacturers of competitive products; and

•	other risks and uncertainties described in reports filed by Redback with the SEC under the Exchange Act, including without limitation under the heading “Risk Factors” in Redback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

All projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Redback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Ericsson, the Purchaser, Redback or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Ericsson, the Purchaser, Redback or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Redback compared to the information contained in the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Shareholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

9.    Certain Information Concerning Ericsson and the Purchaser

Ericsson and the Purchaser. Telefonaktiebolaget LM Ericsson (publ) is a limited liability company organized under the Swedish Companies Act. Ericsson is a leading provider of telecommunications equipment and related services to mobile and fixed network operators globally. Ericsson’s business is conducted in three distinct business segments.

•	Systems. Consisting of Mobile Networks, Fixed Networks and Professional Services.

•	Mobile Networks. Ericsson provides mobile systems solutions (including radio base stations, base station and radio network controllers, mobile switching centers and service application nodes) to network operators that enable reliable, efficient and cost effective wireless networking.

•	Fixed Networks. Ericsson supplies broadband multiservice communications equipment and services, mainly to fixed network operators in Latin America and Europe.

•	Professional Services. Ericsson offers some of the most comprehensive managed services capabilities within the telecommunications industry with expertise in consulting, education, systems integration, managed services, network deployment and optimization and technical support services.

•	Phones. Sony Ericsson Mobile Communications (a 50/50 joint venture with SONY Corporation) delivers innovative and feature-rich mobile phones, accessories, PC-cards and M2M (machine-to-machine) solutions. The 50/50 joint venture, formed in October, 2001, combines Ericsson’s mobile communications expertise with the consumer electronics devices and content expertise of SONY Corporation.

•	Other Operations. Ericsson’s other operations are comprised of a number of smaller businesses, including Enterprise, Cables, Mobile Platforms and Power Modules.

Ericsson’s legal name as specified in its articles of association is Telefonaktiebolaget LM Ericsson (publ). Ericsson’s business address is SE-164 83, Stockholm, Sweden. The telephone number at such office is +46 8 719 0000.

The Purchaser is a Delaware corporation that was recently formed at the direction of Ericsson for the purpose of effecting the Offer and the Merger. The Purchaser is wholly-owned by Ericsson Holding II Inc., a Delaware corporation (“Holding”), which is wholly-owned by Ericsson. Until immediately before the time the Purchaser purchases Shares in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser’s and Holding’s principal executive offices are located at 6300 Legacy Drive, Plano, Texas 75024. The telephone number of the Purchaser and Holding at that office is (972) 583-0000.

The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Ericsson are set forth in Schedule I hereto.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither Ericsson, the Purchaser nor Holding, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Ericsson or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Redback and (ii) neither Ericsson, the Purchaser or Holding, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Redback during the past 60 days.

Except as set forth in this Offer to Purchase, none of Ericsson, the Purchaser or Holding, nor any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with

Redback or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Ericsson or any of its subsidiaries (including the Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Redback or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Ericsson, the Purchaser, Holding or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Ericsson, the Purchaser, Holding or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Pursuant to the stockholder support agreement, dated December 19, 2006, between Ericsson, the Purchaser and Mr. DeNuccio, Ericsson and the Purchaser may be deemed to beneficially own 1,511,918 shares of Redback common stock, representing approximately 2.1% of the total outstanding shares, as of December 15, 2006.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Ericsson and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Ericsson is a “foreign private issuer” pursuant to SEC rules. Therefore, Ericsson is subject to the information filing requirements of the Exchange Act applicable to foreign private issuers, and, in accordance therewith, is obligated to file certain reports and other information with the SEC. Pursuant to rules adopted under the Exchange Act, Ericsson is exempt from some of the filing requirements of the Exchange Act, including the proxy information provisions of Section 14 and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, as well as other information filed by Ericsson and the Purchaser with the SEC, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Ericsson and the Purchaser have filed with the SEC via the EDGAR system.

10.    Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining financing. Ericsson and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $2.1 billion plus any related transaction fees and expenses. The Purchaser will acquire these funds from Ericsson, which intends to obtain the funds to be provided to the Purchaser out of cash on hand. As of September 30, 2006, Ericsson had approximately $5 billion in net cash on hand. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, the financial condition of the Purchaser and Ericsson is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.    Background of the Offer; Past Contacts, Negotiations and Transactions

The following information was prepared by Ericsson and Redback. Information about Redback was provided by Redback, and we do not take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Ericsson or its representatives did not participate.

In June 2005, representatives of Redback began to discuss the possibility of a strategic partnership with Ericsson’s broadband business unit. Over the course of the following six months, Redback and Ericsson had several meetings during which they reviewed Redback’s products and technology, as well as the applicability of such products and technology to Ericsson’s products. During such meetings, they also discussed the nature and general terms of a potential partnership.

In January 2006, Ericsson informed Redback that Ericsson had decided not to pursue a partnership with Redback at that time, but might reengage in the future under the right circumstances.

In April 2006, Redback invited Ericsson to reconsider a strategic partnership with Redback in light of the fact that Redback was seriously considering a strategic partnership with another company. On April 4 and 5, 2006, representatives of Redback met with representatives of Ericsson in Stockholm, Sweden to discuss a potential partnership.

On June 29, 2006, a meeting was held in Stockholm between senior representatives from Ericsson and Redback, including Kevin DeNuccio, the Chief Executive Officer of Redback. At this meeting, the parties discussed product and market fit. The discussion included a possible partnership, including a potential equity investment in Redback by Ericsson. The parties also discussed the possibility of a merger of the two companies. At the conclusion of this meeting, the parties agreed to explore the matter further.

On July 10 and 11, 2006, a meeting occurred in Stockholm, and the participants included a number of Redback personnel in business development and product management and Ericsson representatives from engineering, system management and product management. They discussed in detail how Redback’s products are used in various network scenarios. In addition, Redback’s SmartEdge product roadmap was presented and discussed.

On August 16 and 17, 2006, a meeting was held at Redback’s facilities in San Jose, California. Present were personnel from each companies’ product management and engineering groups, as well as senior management from each company. The purpose of the meeting was for Ericsson to further understand Redback’s technology and product roadmaps. The parties also discussed how it would be possible to use Redback’s technology in Ericsson’s products. Following up on the topics discussed in this meeting, Redback subsequently provided Ericsson personnel with additional information.

On November 8, 2006, a meeting was held in New York City. Present were senior management from Ericsson, and Mr. DeNuccio and other senior management from Redback. Members of Redback’s management made a presentation about Redback’s business, products and sales performance. The parties discussed different strategic alternatives, including an acquisition of Redback by Ericsson. The parties agreed that Ericsson would return in two weeks with an indication of whether and how it wanted to proceed.

On November 27, 2006, Carl-Henric Svanberg, the Chief Executive Officer and President of Ericsson, met with Mr. DeNuccio in San Jose, California. They discussed recent developments in the telecommunications industry, as well as the advantages and disadvantages of combining the operations of Redback and Ericsson. At this meeting, Mr. DeNuccio suggested to Mr. Svanberg that, if Ericsson was considering a proposal to acquire Redback, the offer price would need to be at least $25 per share, and possibly higher than $25 per share, in order to interest Redback’s Board of Directors. The following day, Mr. Svanberg met with members of Redback’s senior management team.

On December 1, 2006, Mr. Svanberg sent a letter to Mr. DeNuccio, which included Ericsson’s non-binding indication of interest to acquire Redback at a price of $25 per share in cash. In the letter, Ericsson requested that Redback provide Ericsson with a period of exclusivity as a condition to Ericsson’s willingness to undertake the expense of detailed due diligence and negotiation of a transaction. Mr. Svanberg requested a response to his letter within three to four days.

On December 4, 2006, the board of directors of Redback convened a special meeting to review the terms and conditions of Ericsson’s non-binding indication of interest.

Later that day, Messrs. DeNuccio and Svanberg spoke by telephone. During this call, Mr. DeNuccio indicated that Redback was unwilling to enter into an exclusivity agreement with Ericsson and requested that Ericsson consider paying a higher price for Redback.

On December 6, 2006, Tom Cronan, the Chief Financial Officer of Redback, met in Stockholm with senior management of Ericsson. Mr. Cronan provided a detailed description of the financial condition of Redback, as well as Redback’s operations. Also on that day, Ericsson delivered to Redback its business, technical, financial, accounting and legal due diligence requests.

On December 7, 2006, representatives of UBS Securities LLC, financial advisor to Redback, contacted representatives of Citigroup, Ericsson’s financial advisor for the transaction, to discuss the proposed transaction. UBS indicated that Redback’s board of directors and management team wished to proceed rapidly in order to reduce the risk of leaks. UBS also emphasized that Redback had not agreed on Ericsson’s proposed price for the transaction, but that Redback was willing to proceed with the due diligence process in order to convince Ericsson that a higher price was warranted and justifiable.

On December 11, 2006, Ericsson entered into a second confidentiality agreement with Redback, which governed the current acquisition transaction and included a customary “standstill” provision that would prevent Ericsson from making any proposal to acquire Redback without Redback’s invitation to do so.

Commencing on December 11, 2006, and continuing thereafter, representatives of Ericsson and its financial, legal and accounting advisors conducted extensive due diligence on Redback.

On December 12, 2006, representatives of Citigroup and UBS met to discuss Ericsson’s proposed price for the transaction. During this meeting, UBS expressed the desire of Redback’s board of directors to increase the price and explained that UBS expected to seek a higher price from Ericsson. Citigroup responded that Ericsson’s $25 price proposal was a firm proposal that was not intended to be a starting point for negotiations and that Redback’s efforts to increase the price would be viewed negatively by Ericsson and could jeopardize the transaction.

On December 13, 2006, Latham & Watkins LLP, counsel to Ericsson, delivered a draft merger agreement to Wilson Sonsini Goodrich & Rosati, counsel to Redback. The draft merger agreement was structured as a tender offer followed by a second step merger. It contemplated that significant stockholders of Redback would agree to tender their shares in the tender offer. The proposed minimum tender condition in the tender offer was a majority of outstanding Redback common stock, calculated on a fully diluted basis, which represented approximately 67% of Redback’s then outstanding shares. The draft also provided for a termination fee, and representatives of Citigroup separately told representatives of UBS that Ericsson was proposing a termination fee equal to 4.5% of the aggregate transaction value.

On December 14, 2006, Mr. DeNuccio and Georges Antoun, Redback’s Senior Vice President of Worldwide Field Operations, met in Stockholm with Mr. Svanberg, Karl Henrik Sundström, Ericsson’s Chief Financial Officer, and other members of Ericsson’s senior management. At this meeting, the parties discussed the strategic rationale for the transaction, the management of Redback after the acquisition, and proposed integration plans.

Also at this meeting, Mr. DeNuccio informed Mr. Svanberg that Redback’s board of directors had carefully considered Ericsson’s offer of $25 per share and encouraged Ericsson to consider a higher price due to Redback’s improving financial performance and positioning for success in the developing market for “triple play” services. In response, Mr. Svanberg informed Mr. DeNuccio that Mr. Svanberg would not support a higher purchase price, and he believed that the board of directors of Ericsson would not be willing to approve a higher purchase price.

On December 15, 2006, Wilson Sonsini Goodrich & Rosati delivered comments on the draft merger agreement to Latham & Watkins. The comments provided for a termination fee equal to 2% of the transaction value. With respect to the minimum condition in the tender offer, the comments provided that the minimum condition would be equal to a majority of the shares outstanding at the expiration of the tender offer, plus all outstanding vested options and warrants, plus all unvested options that would vest within 60 days of the expiration of the tender offer. Finally, the comments provided the board of directors of Redback with the ability to change their recommendation in favor of Ericsson’s offer, in the event their fiduciary duties required them to do so, even in the absence of a competing acquisition proposal.

On December 15, 2006, Redback’s board of directors convened a special meeting to review the transaction status and key terms of the draft merger agreement.

On December 16, 2006, Messrs. Svanberg and Sundström and other members of senior management of Ericsson participated in a telephone conference call with Messrs. DeNuccio and Cronan. During this teleconference, the parties discussed a number of matters, including employee compensation and retention plans, internal reporting and integration plans. Also on that day, Ericsson’s counsel delivered to Redback a revised draft of the merger agreement.

On December 17, 2006, Messrs. DeNuccio, Svanberg, Sundström and other members of each company’s senior management attended a telephone conference to discuss the transaction schedule and process, as well as the possible timing for an announcement of a transaction if the parties could reach agreement on the price for the transaction and the terms of the merger agreement.

Also on December 17, 2006, counsel to each of Ericsson and Redback met in San Francisco, California to negotiate outstanding issues under the merger agreement. It was agreed that the board of directors of Redback would have the ability under the merger agreement to change its recommendation in favor of Ericsson’s offer in the event its fiduciary duties required it to do so, even in the absence of a competing acquisition proposal. However, the size of the termination fee and the minimum tender condition remained in dispute.

On December 18, 2006, Messrs. Mr. DeNuccio, Svanberg and Sundström had a telephone conference and discussed employee compensation and retention matters. In addition, the attendees discussed various due diligence matters regarding Redback’s business and operations.

On December 18, 2006, Redback’s board of directors convened another special meeting to consider the status of the transaction.

Later that day, Mr. Svanberg spoke to Mr. DeNuccio and Mr. Cronan by telephone regarding Ericsson’s proposed price. They also discussed the proposed minimum condition for the offer, and the amount of the termination fee payable to Ericsson under certain circumstances in the event the merger agreement were to be terminated. During this discussion, Mr. DeNuccio again expressed the board’s desire for a higher price.

Also later that day and during the morning of the following day, Wilson Sonsini Goodrich & Rosati and Latham & Watkins continued to negotiate the remaining unresolved issues with the terms and conditions of the Merger Agreement.

On December 19, 2006, Messrs. DeNuccio and Svanberg spoke again by telephone. Mr. Svanberg told Mr. DeNuccio that Ericsson would not increase its offer price above $25 per share. He agreed, however, to a lower termination fee equal to 3% of the value of the transaction.

On December 19, 2006, Redback’s Board of Directors convened another special meeting to consider the proposed transaction with Ericsson. At the meeting, the Redback’s Board of Directors voted unanimously to approve the merger agreement and the transactions contemplated thereby. Thereafter, Ericsson, the Purchaser and

Redback executed the Merger Agreement. The other related agreements were simultaneously executed. Ericsson and Redback then each issued press releases announcing the transaction.

12.    Purpose of the Offer; Plans for Redback; Other Matters

Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, Redback. The Offer is being made according to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for shareholders to receive the transaction consideration and to complete the acquisition of Redback. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.

If the Merger is completed, Holding, a wholly-owned subsidiary of Ericsson, will own 100% of the equity interests in Redback, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Redback and entitlement to any increase in its value. Similarly, Holding would also bear the risk of any losses incurred in the operation of Redback and any decrease in the value of Redback.

Redback shareholders who sell their Shares in the Offer will cease to have any equity interest in Redback and to participate in any future growth in Redback. If the Merger is completed, the current shareholders of Redback will no longer have an equity interest in Redback and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent shareholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such shareholders are entitled under the DGCL. See Section 13—“The Merger Agreement; Other Agreements.” Similarly, the current shareholders of Redback will not bear the risk of any decrease in the value of Redback after selling their Shares in the Offer or the Merger.

Plans for Redback. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Redback, the disposition of securities of Redback, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Redback or its subsidiaries, or the sale or transfer of a material amount of assets of Redback or its subsidiaries. After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the board of directors of Redback in proportion to our ownership of the outstanding Shares, as described below under the caption “Redback’s Board of Directors” in Section 13—“The Merger Agreement; Other Agreements.” After completion of the Offer and the Merger, Redback will be a subsidiary of Holding and an indirect wholly-owned subsidiary of Ericsson. Pursuant to the letter agreement referenced in Section 13 “—The Merger Agreement; Other Agreements,” Ericsson has agreed that Redback would continue to be managed as a separate subsidiary or unit of Ericsson’s business unit Networks and that Mr. DeNuccio would remain president of Redback. After completion of the Offer and the Merger, the reconstituted Redback board of directors expects to work with Redback’s management to evaluate and review Redback and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Redback into Ericsson’s business unit Networks and market units. As a result of this review and integration, it is possible that we could implement changes to Redback’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. The Purchaser and, after completion of the Offer and the Merger, the reconstituted Redback board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If, after the Purchaser has accepted for payment and paid for Shares in the Offer, the exercise, conversion or exchange of outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares causes the Purchaser to hold less than a majority of the outstanding Shares, then the Purchaser expects to exercise the 50% Top-Up Option, subject to the limitations in the Merger Agreement, to purchase a number of additional

Shares sufficient to cause us to own a majority of the Shares then outstanding, taking into account those Shares issued upon the exercise of the 50% Top-Up Option. If we do not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the “short-form” provisions of the DGCL, we expect to acquire additional Shares by exercising the 90% Top-Up Option, subject to the limitations set forth in the Merger Agreement.

Shareholder Approval. Under the DGCL, the approval of the board of directors of the Purchaser and Redback is required for approval of the Merger Agreement and the completion of the Merger, and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger procedure described below is available. Redback has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Redback and the completion by Redback of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of Redback, subject to the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required in accordance with the DGCL. Redback has further represented that the approval described in the preceding sentence is the only shareholder vote required to adopt the Merger Agreement and complete the Merger. After the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any Subsequent Offering Period, Redback has agreed, if necessary, to set a record date for, call and give notice of a special meeting of its shareholders to consider and take action upon the Merger Agreement. The special meeting would be held as promptly as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any Subsequent Offering Period. If, after the Purchaser has accepted for payment and paid for Shares in the Offer, the exercise, conversion or exchange of outstanding Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares causes the Purchaser to hold less than a majority of the outstanding Shares, then the Purchaser expects to exercise the 50% Top-Up Option, subject to the limitations in the Merger Agreement, to purchase a number of additional Shares sufficient to cause us to own a majority of the Shares then outstanding, taking into account those Shares issued upon the exercise of the 50% Top-Up Option. Ericsson has agreed to vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of Ericsson’s other subsidiaries and affiliates in favor of the adoption of the Merger Agreement.

Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of a subsidiary corporation, the parent corporation may merge the subsidiary corporation into itself or into another such subsidiary or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the shareholders of the subsidiary corporation (such merger, a “Short-Form Merger”). In the event that Ericsson, the Purchaser and their subsidiaries and affiliates acquire in the aggregate at least 90% of each class and series of capital stock of Redback in the Offer, in a Subsequent Offering Period or otherwise (and including as a result of its exercise of the 90% Top-Up Option), then the Purchaser will cause the Short-Form Merger to be effected without a meeting of the shareholders of Redback, subject to compliance with the provisions of Section 253 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete a Short-Form Merger, the Purchaser expects to exercise the 90% Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase a number of Shares required to complete a Short-Form Merger, taking into account the Shares issued upon exercise of the 90% Top-Up Option. We could also seek to purchase additional Shares in the open market or otherwise to permit us to complete a Short-Form Merger. According to the Merger Agreement, we are required to effect a Short-Form Merger if permitted to do so under the DGCL.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not then held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Redback and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before completion of a transaction.

Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short-Form Merger) is consummated, holders of the Shares at the effective time of the Merger will have certain rights under the provisions of Section 262 of the DGCL, including the right to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting Redback shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

The foregoing summary of the rights of shareholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a shareholder withdraws or loses his right to appraisal, such holders’ Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest.

13.    The Merger Agreement; Other Agreements

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning Ericsson and the Purchaser.” Shareholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within 10 business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14—“Certain Conditions of the Offer,” the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

Ericsson and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Redback’s prior written approval the Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different than or in addition to the conditions described in Section 14—“Conditions of the Offer,” (v) amend or waive the Minimum Condition, (vi) amend any of the conditions to the Offer described in Section 14—“Conditions of the Offer,” or (vii) extend the expiration of the Offer in a manner other than as required by the Merger Agreement. The Merger Agreement provides that the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring prior to the Expiration Date.

The Merger Agreement provides that the Purchaser will extend the Offer:

•	to the extent required by applicable laws, rules or regulations of the SEC or the Nasdaq Global Market;

•	for one or more periods of 10 business days until April 19, 2007, if at the Expiration Date any of the conditions to the Offer have not been satisfied; and

•	for one or more periods of 10 business days after April 19, 2007 and until December 19, 2007, if at the Expiration Date the HSR Condition and/or the Governmental Approvals Condition have not been satisfied.

After acceptance for payment of Shares in the Offer, if Ericsson, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares so as to permit the Purchaser to complete the Short-Form Merger, then the Purchaser may provide a Subsequent Offering Period and, if more than 80% of the issued and outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser must provide a Subsequent Offering Period of at least 10 business days. The Purchaser is not required to provide a Subsequent Offering Period if the Purchaser has exercised the 90% Top-Up Option under the Merger Agreement. See the below section titled “—90% Top-Up Option.”

The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of Redback except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly, and in any event within 24 hours, irrevocably and unconditionally terminate the Offer.

Redback’s Board of Directors. Under the Merger Agreement, promptly after the Purchaser accepts for payment and pays for any Shares validly tendered in the Offer, the Purchaser is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of Redback that is equal to the total number of directors on Redback’s board of directors multiplied by the percentage that the Shares beneficially owned by the Ericsson, Purchaser and any of their affiliates, in the aggregate, bears to the total number of Shares then outstanding. At the Purchaser’s request, Redback will promptly take such actions to enable the Purchaser’s designees to be elected or designated to Redback’s board of directors, including filling vacancies or newly created directorships on Redback’s board of directors, increasing the size of Redback’s board of directors, including by amending the Redback’s bylaws, if necessary, so as to increase the size of the board of directors, and/or securing the resignations of the applicable number of its incumbent directors, and Redback agreed to use its best efforts to cause the Purchaser’s designees to be so elected or designated. After the Purchaser accepts for payment and pays for any Shares validly tendered in the offer, Redback has agreed to cause the Purchaser’s designees to constitute the same percentage of (i) each committee of Redback’s board of directors and (ii) each board of directors of Redback’s subsidiaries and each committee thereof, as on Redback’s board of directors, to the extent permitted by applicable law and the NASDAQ Marketplace Rules.

After completion of the Offer and the election of the Purchaser’s designees to Redback’s board of directors, Redback shall cause three directors who are currently members of Redback’s board of directors to remain as directors at least until completion of the Merger. We refer to these remaining directors as the “Continuing Directors.” The Merger Agreement provides that:

•	each Continuing Director will be an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Audit Committee of Redback’s board of directors under the Exchange Act and NASDAQ Marketplace Rules; and

•	at least one Continuing Director will be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

If any Continuing Director is unable to serve due to death, disability or resignation, Redback will take necessary action so that the remaining Continuing Director or Continuing Directors are entitled to elect or designate another person or persons to fill the vacancy or vacancies, each of whom will be deemed to be a “Continuing Director.” If no Continuing Directors remain, the other directors will designate three persons to fill the vacancies, each of whom will be deemed to be a “Continuing Director.” Between the completion of the Offer and completion of the Merger, if the Purchaser’s designees constitute a majority of Redback’s board of directors, the approval of a majority of the Continuing Directors (in addition to the approval rights of the Redback board of directors or its stockholders as may be required) is required for Redback to:

•	amend or terminate the Merger Agreement;

•	exercise or waive any of Redback’s rights, benefits or remedies under the Merger Agreement, if such action would materially and adversely affect the holders of Shares (other than Ericsson and the Purchaser);

•	amend Redback’s certificate of incorporation or bylaws, if such action would materially and adversely affect the holders of Shares (other than Ericsson and the Purchaser); or

•	take any other action under or in connection with the Merger Agreement if the action would materially and adversely affect the holders of Shares (other than Ericsson or the Purchaser).

If there are no Continuing Directors as a result of the directors’ deaths, disabilities or refusal to serve, then the actions set forth in the four bullet points above may be taken by majority vote of the entire Redback board of directors.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

•	the Purchaser will be merged with and into Redback and, as a result of the Merger, the separate corporate existence of the Purchaser will cease;

•	Redback will be the surviving corporation in the Merger (which we refer to as the “surviving corporation”) and will continue to be governed by the DGCL; and

•	the separate corporate existence of Redback, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

The Purchaser and the surviving corporation will take all necessary actions such that, after the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to be in the forms attached to the Merger Agreement.

The obligations of Ericsson and the Purchaser, on the one hand, and Redback, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

•	the Merger Agreement having been adopted by the holders of a majority of the then outstanding Shares, if required by applicable law;

•	no statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits the completion of the Merger, and there being no order or injunction of a court of competent jurisdiction in effect preventing the completion of the Merger; and

•	the Purchaser having accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not withdrawn in the Offer, including in any Subsequent Offering Period provided by the Purchaser.

The conditions to completion of the Merger may be waived in whole or in part by Ericsson, the Purchaser or Redback, as the case may be, to the extent permitted by applicable law.

Conversion of Capital Stock. At the effective time of the Merger, by virtue of the Merger:

•	each issued and outstanding share of the Purchaser’s common stock will be converted into and become one fully paid and nonassessable share of common stock, par value of $0.0001 per share, of the surviving corporation;

•	all Shares owned by Redback or by Ericsson, the Purchaser or any of their respective subsidiaries or affiliates will be cancelled and will cease to exist, and no consideration will be delivered in exchange for those Shares; and

•	each issued and outstanding Share (other than Shares to be cancelled in accordance with the preceding bullet point and other than Shares held by a holder who exercises appraisal rights with respect to the Shares) will be converted into the right to receive the Offer Price in cash, without interest.

After the effective time of the Merger, the Shares will no longer be outstanding and cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price in cash, without interest, upon the surrender of such certificate. The price to be paid for each Share in the Merger will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or similar change with respect to the Shares that occurs prior to the effective time of the Merger. Prior to the effective time of the Merger, Ericsson or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

50% Top-Up Option. Pursuant to the Merger Agreement, and in order to offset the dilutive impact of the issuance of Shares pursuant to the exercise, conversion or exchange of any Redback options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares, Redback granted to the Purchaser an irrevocable 50% Top-Up Option to purchase a number of Shares, at a price per share equal to the Offer Price that, when added to the number of Shares owned by Ericsson, the Purchaser and their subsidiaries and affiliates at the time of such exercise, will constitute 10,000 Shares more than 50% of the Shares then outstanding (after giving effect to the 50% Top-Up Option), or, if lower, a number of additional Shares equal to 19.9% of the Shares then outstanding. The exercise price for the 50% Top-Up Option is to be paid by delivery of a promissory note, bearing simple interest at 6% per annum, made by the Purchaser and due and payable within 30 days. The 50% Top-Up Option is not exercisable unless immediately after such exercise and the issuance of Shares pursuant to the 50% Top-Up Option, the Purchaser would hold more than 50% of the Shares then outstanding. The 50% Top-Up Option is not exercisable for a number of Shares in excess of Redback’s total authorized and unissued Shares. Unless a law or other legal impediment prohibits the exercise of the 50% Top-Up Option or the issuance of Shares pursuant thereto, the Purchaser may exercise the 50% Top-Up Option, in whole but not in part, at any one time after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer. The Purchaser may not exercise the 50% Top-Up Option after the record date for the special meeting of Redback’s shareholders, if any, required to complete the Merger, or after the termination of the Merger Agreement pursuant to its terms.

90% Top-Up Option. Pursuant to the Merger Agreement, Redback granted to the Purchaser an irrevocable 90% Top-Up Option to purchase a number of Shares, at a price per share equal to the Offer Price that, when added to the number of Shares owned by Ericsson, the Purchaser and their subsidiaries and affiliates at the time of such exercise, will constitute 10,000 Shares more than 90% of the Shares then outstanding (after giving effect to the 90% Top-Up Option), or, if lower, a number of additional Shares equal to 19.9% of the Shares then outstanding. The exercise price for the 90% Top-Up Option is to be paid by delivery of a promissory note, bearing simple interest at 6% per annum, made by the Purchaser and due and payable within 30 days. The 90% Top-Up Option is not exercisable unless immediately after such exercise and the issuance of Shares pursuant to the 90% Top-Up Option, Ericsson, the Purchaser and their respective subsidiaries and affiliates would hold, in the aggregate, at least 90% of the Shares then outstanding. The 90% Top-Up Option is not exercisable for a number of Shares in excess of Redback’s total authorized and unissued Shares. Unless a law or other legal impediment prohibits the exercise of the 90% Top-Up Option or the issuance of Shares pursuant thereto, the Purchaser may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer. The Purchaser may not exercise the 90% Top-Up Option after the completion of the Merger, or after the termination of the Merger Agreement pursuant to its terms.

Treatment of Options, Restricted Stock and Other Equity Awards. At the effective time of the Merger, each option to purchase Shares or stock appreciation right (whether settled in cash or Shares) granted pursuant to Redback’s equity compensation plans will (a) with respect to the portion thereof that is vested immediately prior to the effective time of the Merger, be deemed exercised and automatically converted into the right to a cash payment payable at the effective time of the Merger equal to the amount by which the Offer Price exceeds the exercise price of such options or stock appreciation rights, after which it will be cancelled and extinguished, and (b) with respect to the unvested portion thereof, will be assumed by Ericsson and automatically converted into the right to receive a cash payment (equal to the amount by which the Offer Price exceeds the exercise price of such options or stock appreciation rights) payable on the vesting date according to the vesting schedule applicable to such option or stock appreciation right immediately prior to the effective time of the Merger.

Notwithstanding the conversion of common stock described in the above section titled “—Conversion of Capital Stock,” each outstanding Share that constitutes restricted stock pursuant to Redback’s equity compensation plans will remain subject to the restrictions and vesting schedule applicable to such Shares immediately prior to the effective time of the Merger. Therefore, the Offer Price per Share otherwise payable in exchange for the restricted stock issued and outstanding immediately prior to the Effective Time will become payable by Ericsson on the date that such Shares of restricted stock would have vested under their vesting schedule.

Any repurchase or similar rights with respect to Shares that constitute restricted stock held by Redback will be assigned to Ericsson in the Merger. After the effective time of the Merger, each Share subject to a restricted stock unit granted pursuant to Redback’s equity compensation plans will be assumed by Ericsson and converted into a potential right to receive a cash payment equal to the Offer Price, however, the Offer Price payable with respect to the Shares shall remain subject to the vesting schedule applicable to such Shares immediately prior to the effective time of the Merger.

Immediately prior to the effective time of the Merger, each outstanding purchase right under Redback’s 1999 Employee Stock Purchase Plan will be cancelled and converted into the right to a cash payment equal to the amount by which the Offer Price exceeds the purchase price under such purchase rights, payable at the effective time of the Merger.

Treatment of Warrants. At the effective time of the Merger, each warrant to purchase Shares that is outstanding and not terminated by its terms will be assumed by Ericsson and converted into the right to a cash payment equal to the amount by which the Offer Price exceeds the exercise price of such warrants.

Shareholders’ Meeting; Merger Without a Meeting of Shareholders. Redback has agreed, acting through its board of directors, to:

•	as promptly as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer and the expiration of any Subsequent Offering Period, duly set a record date for, call and give notice of a special meeting of its shareholders, which we refer to as the “special meeting,” for the purpose of considering and taking action upon the Merger Agreement, and convene and hold the special meeting;

•	cause a definitive proxy statement for the special meeting to be mailed to Redback’s shareholders;

•	use its reasonable best efforts to solicit proxies from its shareholders in favor of the adoption of the Merger Agreement and secure the approval of the shareholders required by the DGCL and any other applicable law to effect the Merger.

In connection with the special meeting, Redback has also agreed to prepare and, file with the SEC a proxy statement with respect to the special meeting as promptly as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after any Subsequent Offering Period. Redback has agreed to include in the proxy statement the recommendation of Redback’s board of directors that shareholders of Redback vote in favor of the adoption of the Merger Agreement. The Merger Agreement provides that Ericsson will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of their subsidiaries and affiliates in favor of the adoption of the Merger Agreement.

If Ericsson, the Purchaser and any their subsidiaries and affiliates hold, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of Redback entitled to vote on the Merger after the Purchaser accepts for payment and pays for all Shares validly tendered in the Offer and after any Subsequent Offering Period, Ericsson will cause the Merger to become effective as promptly as practicable without a meeting of Redback’s shareholders pursuant to the DGCL.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Redback to Ericsson and the Purchaser and representations and warranties made by Ericsson and the Purchaser to Redback. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Redback has made customary representations and warranties to Ericsson and the Purchaser with respect to, among other things:

•	corporate matters related to Redback and its subsidiaries, such as organization, standing, power and authority;

•	its capitalization;

•	the validity of the Merger Agreement, including approval by Redback’s board of directors;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business and absence of certain changes, except as contemplated by the Merger Agreement, including that no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known to Redback, individually or in the aggregate, which have had, or would reasonably be expected to have, a Company Material Adverse Effect;

•	the absence of undisclosed liabilities;

•	litigation;

•	employee benefit plans, ERISA matters and approval of certain Redback compensatory arrangements by the compensation committee of Redback’s board of directors;

•	taxes;

•	material contracts;

•	title to properties and the absence of certain encumbrances;

•	intellectual property;

•	labor matters;

•	compliance with laws and permits, including environmental laws and regulations;

•	the information contained in this Offer to Purchase, the Solicitation/Recommendation Statement filed on Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Merger;

•	the opinion of its financial advisor;

•	insurance;

•	brokers’ fees and expenses;

•	the inapplicability of state takeover statutes to the Offer or the Merger; and

•	the status of claims under Redback’s bankruptcy and reorganization in 2003.

Some of the representations and warranties in the Merger Agreement made by Redback are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition or worsening thereof that, individually or when taken together will all other such changes, effects, developments, circumstances, conditions or worsening thereof that then exist, has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of Redback and its subsidiaries, taken as a whole.

The definition of “Company Material Adverse Effect” excludes any changes, effects, developments, circumstances, conditions or worsening thereof resulting from, relating to or arising out of:

•	conditions in any industry in which Redback operates to the extent that those conditions do not have a materially disproportionate effect on Redback and its subsidiaries, taken as a whole, relative to other companies of comparable size to Redback operating in the industry;

•	general economic conditions in the United States, in any country in which Redback or any of subsidiaries conducts business or in the global economy as a whole;

•	any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on Redback and its subsidiaries, taken as a whole, relative to other companies of comparable size to Redback operating in such industry or industries;

•	conditions arising out of acts of terrorism, war, weather conditions or other force majeure events to the extent that such conditions do not have a materially disproportionate effect on Redback and its subsidiaries, taken as a whole, relative to other companies of comparable size to Redback operating in such industry or industries;

•	the announcement of the execution of the Merger Agreement or the pendency of the Offer or the Merger, including the loss or departure of officers or other employees of Redback or any of its subsidiaries, or the termination, reduction or any other negative development in Redback’s relationships with any of its customers, suppliers, distributors or other business partners;

•	compliance with the terms of, or the taking of any action required by, the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

•	any actions taken, or failure to take action, to which Ericsson or the Purchaser has expressly consented or requested;

•	changes in Redback’s stock price or the trading volume of Redback’s stock, in and of itself, except that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account;

•	any failure by Redback to meet any published analyst estimates or expectations of Redback’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Redback to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, except that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account; and

•	any legal proceedings made or brought by any current or former Redback shareholders arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

In the Merger Agreement, Ericsson and the Purchaser have made customary representations and warranties to Redback with respect to, among other things:

•	corporate matters, such as organization, standing, power and authority;

•	the validity of the Merger Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	litigation;

•	the information contained in this Offer to Purchase, Redback’s Solicitation/Recommendation Statement filed on Schedule 14D-9, and any proxy statement relating to a special meeting concerning the Merger;

•	ownership of Shares by Ericsson and the Purchaser; and

•	sufficiency of funds.

None of the representations and warranties contained in the Merger Agreement or in any schedule, instrument or other document delivered in connection with the Merger Agreement survive the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

Interim Operations; Covenants. Except as disclosed prior to execution of the Merger Agreement, required by the terms of the Merger Agreement, or agreed to in writing by Ericsson, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the time when the Purchaser’s designees have been elected to and constitute a majority of Redback’s board of directors, Redback has agreed that it will, and will cause its subsidiaries to:

•	conduct their businesses in all material respects in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact their present business organizations;

•	use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees;

•	maintain in effect all material licenses, approvals, and authorization; and

•	use commercially reasonable efforts to preserve relationships with material lenders, customers, suppliers, distributors and others having material business relationships with Redback and its subsidiaries.

In addition, except as disclosed prior to execution of the Merger Agreement, required by the terms of the Merger Agreement, or agreed to in writing by Ericsson, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the time when Ericsson’s designees have been elected to and constitute a majority of Redback’s board of directors, Redback will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:

•	amend the governing documents of Redback or any of its subsidiaries, or amend the terms of any outstanding security of Redback or its subsidiaries;

•	split, combine, subdivide or reclassify any shares of capital stock of Redback or its subsidiaries;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Redback’s capital stock;

•	redeem, purchase or acquire any equity interests or offer to do so, except for certain repurchases of unvested shares;

•

issue shares of, or securities convertible into or exchangeable for, or grant any options, stock appreciation rights or restricted stock units convertible into or exchangeable for, or warrants or rights to acquire, any shares of capital stock of Redback, or grant to any person any right the value of which is based on the value of Shares or other capital stock, except that Redback may issue shares of Redback capital stock upon the exercise of outstanding options, stock appreciation rights or restricted stock units;

•	except in the ordinary course of business consistent with past practice, acquire any assets having a fair market value in excess of $25 million or assume, guarantee, or otherwise become liable for the obligations of any third person;

•	acquire any equity interests in or substantially all of the assets of any person;

•	transfer, lease or encumber material assets, other than sales in the ordinary course of business consistent with past practice, and dispositions of equipment and property no longer used in the operation of the business;

•	incur or assume any long-term or short-term indebtedness, except short-term indebtedness in the ordinary course of business consistent with past practice or indebtedness under existing debt facilities;

•	make any loans, advances or capital contributions to, or investments in, any third person other than wholly owned subsidiaries of Redback and in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any existing agreement, and in the case of any officer or director of Redback only to the extent that Redback’s Compensation Committee has approved such action:

•	make any change in, or accelerate the vesting of, the compensation or benefits payable to, or grant any severance or termination pay to, any officers, directors, employees, agents or consultants;

•	enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a benefit plan or otherwise;

•	pay or make any arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any arrangement for payment to any officers, directors, employees or affiliates of Redback or any of its subsidiaries of any amount relating to unused vacation days;

•	adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with any director, officer, employee or agent of Redback or any of its subsidiaries, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•	announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Redback or its subsidiaries other than routine employee terminations;

•	incur any capital expenditures in excess of $25 million, in the aggregate, except those contemplated in current capital expenditure budgets;

•	enter into any agreement that limits Redback or its subsidiaries, or upon completion of the transactions contemplated by the Merger Agreement, Ericsson or its subsidiaries from engaging or competing in any line of business or in any location;

•	amend or modify in a material respect or terminate any material contract or otherwise waive or assign any material rights, claims or benefits thereunder, or enter any material contract;

•	settle, pay or discharge any litigation, investigation, arbitration outside the ordinary course of business consistent with past practice;

•	permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable notice to the Purchaser;

•	change any accounting methods materially affecting its assets, liabilities or business, except for changes required by GAAP or Regulation S-X promulgated under the Exchange Act;

•	revalue in any material respect any of its material assets other than in the ordinary course of business consistent with past practice;

•	make or change any material tax election, adopt or change any tax accounting method or period, file any amended tax return, enter into any closing agreement with respect to material taxes, settle or consent to any material tax claim, take any affirmative action to surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Redback;

•	take any action that would, directly or indirectly, restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Redback;

•	except as required by applicable law, convene any regular or special meeting of the Redback shareholders other than a special meeting to vote on the Merger; and

•	enter into any written agreement, contract, commitment or arrangement to do any of the things described in the preceding bullet points, or authorize in writing any of the things described in the preceding bullet points.

Notwithstanding any of the foregoing, after the Purchaser has accepted for payment and paid for Shares validly tendered in the Offer, Redback may not accelerate the vesting of, or make changes in, equity based compensation, restricted stock or stock rights, other than by permitting the acceleration of any options or other equity based compensation pursuant to the terms of agreements in existence on the date of the Merger Agreement that provide for such acceleration or otherwise previously disclosed.

No Solicitation; Unsolicited Proposals. From the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Redback has agreed that (i) Redback will not and will cause its officers and directors not to, (ii) Redback will cause its subsidiaries and their respective officers and directors not to, and (iii) Redback will not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives, whom we refer to collectively as “representatives,” to, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•	participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to Redback or its subsidiaries or afford access to the properties, assets, books or records or employees of Redback or its subsidiaries to, any third party or “group” (as defined in Section 13(d) of the Exchange Act) relating to an Acquisition Proposal, other than Ericsson and its subsidiaries and representatives;

•	facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	accept, approve, endorse or recommend an Acquisition Proposal; or

•	enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal, or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring Redback to abandon, terminate or fail to complete the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

Redback agreed that it will, and will cause its subsidiaries and Redback’s and its subsidiaries’ respective representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any third party or group previously conducted by Redback, its subsidiaries or their respective representatives with respect to an Acquisition Proposal or an Acquisition Transaction (as defined below).

Notwithstanding the restrictions described above, at any time before the completion of the Merger, Redback may, subject to compliance with the provisions described in the immediately succeeding paragraph, furnish information with respect to Redback and its subsidiaries to any third party or group that has submitted an unsolicited bona fide written Acquisition Proposal, and participate in discussions or negotiations (including requesting that the third party amend the terms of the Acquisition Proposal so that it may be a Superior Proposal (as defined below)) regarding the Acquisition Proposal, if:

•	Redback received the Acquisition Proposal under circumstances in which Redback, its subsidiaries and their respective representatives complied with Redback’s obligations under the no solicitation provisions of the Merger Agreement;

•	Redback’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and the failure to take such action would be a breach of its fiduciary duties to Redback’s shareholders under applicable law; and

•	any information furnished to the third person or group making the Acquisition Proposal is covered by a confidentiality agreement containing terms no less favorable to Redback, including the “standstill” provisions, than the terms of the Confidentiality Agreement, dated December 11, 2006 between Ericsson and Redback.

See —“Confidentiality Agreement.”

The Merger Agreement requires Redback to give Ericsson at least 48 hours prior written notice that Redback’s board of directors has made the required determination described in the second bullet point in the immediately preceding paragraph and that Redback intends to furnish non-public information to, or enter into discussions or negotiations with, the third party or group making the Acquisition Proposal. This notice is required to contain the identity of the third party, a copy of the written Acquisition Proposal and a description of any other material terms pertinent to the Acquisition Proposal. Redback is also required to deliver to Ericsson a copy of information delivered to the third party or group if the information has not previously been furnished to Ericsson.

In addition, Redback has agreed that, as promptly as practicable and in any event within 24 hours, Redback will notify Ericsson of any Acquisition Proposal that Redback has received or of any request for information or inquiry that Redback has received that relates to or would reasonably be expected to lead to an Acquisition Proposal. Such notification will include a copy of the written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of the Acquisition Proposal, request or inquiry), and the identity of the person making the Acquisition Proposal, request or inquiry. Redback is required to keep Ericsson informed on a reasonably current basis (but in any event within 48 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of the Acquisition Proposal, request or inquiry. Redback also agreed to provide Ericsson at least 48 hours prior notice of a meeting of Redback’s board of directors (or the lesser notice that is provided to the members of Redback’s board of directors) at which Redback’s board of directors is reasonably expected to consider an Acquisition Proposal.

The Merger Agreement does not prohibit Redback from issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 under the Exchange Act or otherwise disclosing any information to its shareholders that Redback’s board of directors determines in good faith, after consultation with its outside legal counsel, it is required to disclose in order to fulfill its fiduciary duties to Redback’s shareholders under applicable law.

Redback agreed that it will not release or waive any provision of, and at Ericsson’s request, will use its reasonable best efforts to enforce any confidentiality, “standstill” or similar agreement to which Redback or any of its subsidiaries is a party. Redback also agreed to promptly instruct each person that had previously executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Redback to promptly return or destroy the information, documents and materials relating to the Acquisition Proposal or to Redback or its businesses, operations or affairs previously furnished to such third party, and to destroy all related summaries, analyses or extracts.

Company Recommendation. Subject to the provisions described below, Redback’s board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary under applicable law, adopt the Merger Agreement in accordance with the applicable provisions of DGCL. This is referred to as the “Company Recommendation.” Redback’s board of directors also agreed to include the Company Recommendation in the Schedule 14D-9 and to permit Ericsson to include the Company Recommendation in this Offer to Purchase and related Offer documents. Subject to the provisions described below, the Merger Agreement provides that neither Redback’s board of directors nor any committee thereof will withdraw, qualify, modify, change or amend in any manner adverse to Ericsson or Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto):

•	the Company Recommendation;

•	the approval by Redback’s board of directors of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; or

•	the approval by the compensation committee of Redback’s board of directors of certain Redback compensation arrangements as “employment compensation, severance or other employee benefit arrangements” for purposes of satisfying the requirements of the non-exclusive safe-harbor of Rule 14d-10(d)(2) under the Exchange Act.

These actions are referred to in the Merger Agreement as a “Company Change in Recommendation.”

Notwithstanding any other provisions in the Merger Agreement, Redback’s board of directors may effect a Company Change in Recommendation at any time before the completion of the Merger, if:

•	Redback’s board of directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, and the Acquisition Proposal did not result from a breach or violation of the no solicitation provisions of the Merger Agreement;

•	Redback’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and after considering in good faith any counter-offer or proposal made by Ericsson during the three-day period described below, that the failure to effect a Company Change in Recommendation in light of the Superior Proposal would be a breach of its fiduciary duties to Redback’s shareholders under applicable law;

•	at least three days prior to the Company Change in Recommendation, Redback provided Ericsson a written notice of its intention to make the Company Change in Recommendation, which we refer to as a “notice of change in recommendation.” Such notice of change in recommendation shall not be deemed to be, in and of itself, a Company Change in Recommendation, and must specify the material terms and conditions of the Superior Proposal, including a copy of the Superior Proposal and identifying the person making the Superior Proposal;

•	during the three-day period after Ericsson’s receipt of the notice of change in recommendation, Redback has given Ericsson the opportunity to meet with Redback and its representatives, and at Ericsson’s request, has negotiated in good faith regarding the terms of possible revisions to the terms of the Merger Agreement; and

•	Ericsson does not, within the three-day period after Ericsson’s receipt of the notice of change in recommendation, make an offer that Redback’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable to Redback’s shareholders as the Superior Proposal.

The Merger Agreements provides that any amendment to the financial terms or any other material terms of a Superior Proposal require Redback to deliver a new notice of change in recommendation and a new three-day period described above.

Notwithstanding the foregoing provisions, at any time before the completion of the Merger, Redback’s board of directors may effect a Company Change in Recommendation other than in connection with a Superior Proposal if:

•	Redback’s board of directors determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to effect a Company Change in Recommendation would be a breach of its fiduciary duties to Redback’s shareholders under applicable law;

•	at least three days prior to such Company Change in Recommendation, Redback provided Ericsson with a notice of change in recommendation specifying in sufficient detail reasonably satisfactory to Ericsson the circumstances for such proposed Company Change in Recommendation; and

•	during the three-day period following Ericsson’s receipt of the notice of change in recommendation, Redback has given Ericsson the opportunity to meet with Redback and its representatives, and at Ericsson’s request, negotiated in good faith regarding the terms of possible revisions to the terms of the Merger Agreement.

Redback may not enter into any agreement (other than a confidentiality agreement permitted under the no solicitation provisions of the Merger Agreement), arrangement or understanding (including a letter of intent) with respect to a Superior Proposal unless the Merger Agreement has been or concurrently is validly terminated by its terms and Ericsson has received, by wire transfer of immediately available funds, any amounts due to Ericsson under the termination fee provisions of the Merger Agreement described below.

For purposes of this Offer to Purchase and the Merger Agreement:

•	“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, by any person that relates to an Acquisition Transaction.

•	“Acquisition Transaction” means any transaction or series of transactions involving:

•	any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving Redback in which Redback’s shareholders immediately preceding the transaction would hold less than 85% of the equity or voting securities of the surviving or resulting entity of the transaction;

•	the issuance by Redback or any of its subsidiaries, or the acquisition by any third party or group, directly or indirectly, of shares of any class of capital stock or other equity securities of (i) Redback representing more than 15%, by ownership or voting power, of the outstanding shares of any class of capital stock of Redback, or (ii) any subsidiaries of Redback whose assets constitute 15% or more of the assets of Redback and its subsidiaries, taken as a whole;

•	any tender or exchange offer that if consummated would result in any third party or group beneficially owning shares of any class of capital stock or other equity securities of Redback representing more than 15%, by ownership or voting power, of the outstanding shares of any class capital stock of Redback;

•	any acquisition, license, lease, purchase or other disposition of assets that constitute more than 20% of the assets of Redback and its subsidiaries, taken as a whole, other than the sale of inventory in the ordinary course of business or consistent with past practice; or

•	any combination of the foregoing.

•	“Superior Proposal” means any bona fide written Acquisition Proposal received by Redback after the date of the Merger Agreement, and not in breach of the Merger Agreement, that is not subject to any financing condition or contingency, which Redback’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the third party or group making the Acquisition Proposal, would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) than the transactions contemplated by the Merger Agreement, including the Offer and the Merger, after taking into account any adjustment to the terms and conditions of the Merger Agreement proposed by Ericsson in response to the Acquisition Proposal. For purposes of this definition, the applicable percentages described in the first sub-bullet point in the definition of Acquisition Transaction are deemed to be 20%, as opposed to 85%, the applicable percentages described in the second and third sub-bullet points in the definition of Acquisition Transaction are deemed to be 80%, as opposed to 15%, and the applicable percentage described in the fourth sub-bullet point in the definition of Acquisition Transaction is deemed to be 80%, as opposed to 20%.

Bankruptcy Claims. On December 19, 2003, a bankruptcy court confirmed a Prepackaged Plan of Reorganization of Redback Networks Inc. There were minor claims against or interests in Redback arising under this reorganization plan outstanding on the date of the Merger Agreement. Between the date of the Merger Agreement and the completion of the Merger, Redback has agreed to use its reasonable best efforts to resolve these claims and interests, and promptly after the resolution thereof to make any distributions of Shares or other consideration required to be made on account of these unresolved bankruptcy-related claims and interests in accordance with the terms of the reorganization plan, and to take other previously disclosed actions required under the reorganization plan.

Indemnification and Insurance. For a period of six years after the completion of the Merger, Ericsson and the surviving corporation in the Merger are required to honor and fulfill the obligations of Redback and its subsidiaries, to the fullest extent permissible under applicable provisions of the DGCL, under their respective certificate of incorporation or bylaws (or equivalent organizational documents) and under any indemnification or other similar agreements between Redback or any of its subsidiaries and their current and former directors, officers and other employees, whom we refer to as “covered persons,” in effect on the date of the Merger Agreement arising out of or relating to actions or omissions in their capacity as officers, directors or employees occurring at or prior to the completion of the Merger, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.

The surviving corporation in the Merger is also required to advance expenses (including legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification under the Merger Agreement, and to the extent provided in Redback’s certificate of incorporation or bylaws or its indemnification agreements as in effect on the date of the Merger Agreement; provided, that any person to whom expenses are advanced undertakes, to the extent required by Redback’s certificate of incorporation or bylaws or the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

For a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons for periods prior to the completion of the Merger than are currently set forth in Redback’s certificate of incorporation and bylaws. Indemnification agreements with covered persons in existence on the date of the Merger Agreement that survive the Merger will continue in full force and effect.

Ericsson is required to cause the surviving corporation in the Merger to maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the completion of the Merger with respect to claims arising from facts or events that actually or allegedly occurred before the completion of the Merger, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby. Ericsson may substitute policies of substantially equivalent coverage and amounts containing terms no less favorable to the covered persons than the existing D&O Insurance. If the existing D&O Insurance expires or is terminated or cancelled during the relevant period through no fault of Ericsson or the surviving corporation, then the surviving corporation is required to obtain substantially similar D&O Insurance, except that the surviving corporation is not required to pay aggregate premiums for insurance in excess of 200% of the aggregate premiums paid by Redback in 2006. If Ericsson or the surviving corporation in the Merger is unable to obtain the amount of insurance required for such aggregate premium, Ericsson or the surviving corporation in the Merger will obtain as much insurance as can be obtained for aggregate premiums not in excess of 200% of such aggregate premium. In lieu of the foregoing, Redback may obtain prepaid policies prior to the completion of the Merger, which policies may provide the covered persons with D&O Insurance coverage of equivalent amount and on no more favorable terms than that provided by Redback’s current D&O Insurance for an aggregate period of at least six years with respect to claims arising from facts or events that occurred before the completion of the Merger, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby. If prepaid policies have been obtained prior to the completion of the Merger, Ericsson will, and will cause the surviving corporation to, maintain such policies in full force and effect and continue to honor the obligations thereunder.

If the surviving corporation or any or its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then the Merger Agreement requires that proper provision be made so that the continuing or surviving corporation or transferee of assets, will assume all of the applicable obligations described above.

The covered persons (and their successors and heirs) are intended third party beneficiaries of these indemnification and insurance provisions in the Merger Agreement, and these provisions may not be amended in a manner that is adverse to the covered persons (including their successors and heirs) or terminated without their consent.

Access to Information; Confidentiality. From the date of the Merger Agreement until the completion of the Merger, Redback has agreed, subject to the terms of the Confidentiality Agreement dated December 11, 2006, and has agreed to cause its subsidiaries, to give us and our representatives reasonable access to Redback’s contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties, and management personnel, attorneys, accountants and other professionals.

Public Disclosure. The parties have agreed that as long as the Merger Agreement is in effect, neither Redback, the Parent, nor any of their respective controlled affiliates, will issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or the Merger Agreement without the prior consent of the other party, unless a party determines, after consultation with outside counsel, that such disclosure is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market. In this event, with limited exceptions, the party seeking to make such disclosure will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and will give due consideration to all reasonable additions, deletions or changes suggested thereto.

Consents and Approvals. Each of Redback, Ericsson and the Purchaser has agreed to use its reasonable best efforts to (i) take all appropriate action, and do all things necessary, proper or advisable under any applicable law or otherwise to complete the transactions contemplated by the Merger Agreement as promptly as practicable; (ii) obtain from any governmental entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Redback, Ericsson or the Purchaser or any of their respective subsidiaries, or avoid any action or proceeding by any governmental entity in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (iii) make the applications or filings required to be made by Redback, Ericsson or the Purchaser or any of their respective subsidiaries under any applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) comply at the earliest practicable date with any request under any applicable laws for additional information, documents or other materials received by Redback, Ericsson or the Purchaser or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the transactions contemplated by the Merger Agreement; and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making any filing under any applicable laws and any filings, conferences or other submissions related to resolving any investigation or other inquiry by any governmental entity.

Each of Redback and Ericsson has agreed to give any notices to third parties and to use reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, required to be disclosed by Redback to the Purchaser in a disclosure schedule to the Merger Agreement, or required to prevent a Company Material Adverse Effect from occurring prior to or after the completion of the Offer. In the event that either party fails to obtain any third party consent, that party will use reasonable best efforts, and will take any actions reasonably requested by the other party to mitigate any adverse effect upon Redback and Ericsson or their respective subsidiaries resulting, or which could reasonably be expected to result, after the completion of the Offer, from the failure to obtain such consent. Neither Ericsson nor the Purchaser is required to, and neither Redback nor its subsidiaries will without the written consent of Ericsson, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

From the date of the Merger Agreement until the consummation of the Offer, the Purchaser and Redback will promptly notify the other in writing of any pending or, to the knowledge of Purchaser or Redback, threatened action, suit, arbitration or other proceeding or investigation by any governmental entity or any other person challenging or seeking material damages in connection with the transaction contemplated by the Merger Agreement or seeking to restrain or prohibit the consummation thereof, or to otherwise limit in any material respect the right of Purchaser or its affiliates to own or operate all or any portion of the businesses or assets of Redback or any of its subsidiaries. Ericsson shall have the opportunity to consult with Redback regarding the defense or settlement of any shareholder litigation. Redback will not settle any such shareholder litigation without Ericsson’s prior written consent.

The Purchaser and Redback have also agreed to cooperate and use their reasonable best efforts to contest and resist any judicial action or proceeding brought or threatened by a governmental entity challenging the legality of the Merger, the Offer or the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that, in connection with the receipt of any necessary governmental approvals, neither Ericsson nor Redback is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Ericsson, Redback or their respective subsidiaries or the conduct of their business in a specified manner.

Ericsson has agreed to vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of Purchaser, in favor of the adoption of the Merger Agreement in accordance with applicable law.

State Takeover Laws. If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Redback, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, the non-tender and stockholder support agreements or any other transaction contemplated by the Merger Agreement, then Redback’s board of directors shall take all action necessary to render such statutes inapplicable.

Employee Benefits. Ericsson and the surviving corporation will have no obligation to continue any plan or arrangement of Redback or its subsidiaries that was in effect immediately before the completion of the Merger (except as otherwise required by applicable law) for current or former employees, officers or directors of Redback or any of its subsidiaries, and will have discretion to continue or terminate any of these programs, or to merge them into the plans of Ericsson or the surviving corporation.

To the extent legally permitted, employees of Redback and its subsidiaries will receive credit for purposes of eligibility to participate; and vesting under any employee pension benefit plan, program or arrangement of the surviving corporation and for purposes of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement of the surviving corporation for service accrued before the completion of the Merger. Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Notwithstanding the foregoing, Ericsson has agreed to cause the surviving corporation to perform Redback’s obligations under certain change in control and other agreements between Redback and certain of its officers and employees.

Redback’s board of directors has agreed to terminate any Redback 401(k) plan.

Before to the expiration of the Offer, Redback (acting through the compensation committee of its board of directors) has agreed to take all necessary steps to cause each agreement, arrangement or understanding entered into by Redback or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an employment compensation, severance or other employee benefit arrangement and to satisfy the requirements of the non-exclusive safe-harbor under Rule 14d-10(d) of the Exchange Act.

Rights Agreement. Pursuant to the Merger Agreement, Redback’s board of directors shall take all action requested by Ericsson or the Purchaser to render the preferred share purchase rights issued to Redback’s shareholders under its Rights Agreement, inapplicable to the Offer, the Merger, the non-tender and stockholder support agreements and the other transactions contemplated by the Merger Agreement. Without Ericsson’s approval, Redback’s board of directors has agreed not to amend the Rights Agreement, redeem the rights issued thereunder or make any determination under the rights agreement adverse to Ericsson or the Purchaser. If pursuant to the Rights Agreement, any distribution of rights or junior preferred stock is issued or becomes issuable, the parties shall adjust the Offer Price to maintain the economic benefits expected to be received by Ericsson and the Purchaser in connection with the Offer and the Merger.

Termination. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the Purchaser accepts for payment and pays for Shares validly tendered in the Offer:

•	by either Ericsson or Redback (which we refer to as “mutual termination rights”):

•	if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (i) in the case of Redback, results in any condition described in Section 14—“Conditions of the Offer” not being satisfied, and (ii) in the case of a breach by Ericsson or the Purchaser, has had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Ericsson’s or the Purchaser’s ability to complete the Offer or Merger, and in each case if the breach is not reasonably capable of being cured or the condition is not reasonably capable of being satisfied within 30 days after notice thereof; or

•	if the Purchaser has not accepted for payment and paid for all Shares tendered in the Offer on or before the Initial Outside Date or the Extended Outside Date, as applicable, except that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement was the cause of, or resulted in, the Purchaser’s failure to accept for payment and pay for all Shares tendered in the Offer prior to the Initial Outside Date or Extended Outside Date;

•	by Ericsson (which we refer to as “Ericsson termination rights”):

•	if Redback’s board of directors or any committee thereof has effected any Company Change in Recommendation;

•	if Redback has violated or breached, or is deemed to have violated or breached, in any material respect the no solicitation provisions of the Merger Agreement and as a result thereof, Redback shall have received an Acquisition Proposal;

•	if Redback’s board of directors or any committee thereof has approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal (whether or not a Superior Proposal);

•	if a tender offer or exchange offer is commenced that, if successful, would result in any third party or group becoming a beneficial owner of 20% or more of the outstanding Shares, and Redback’s board of directors does not recommend that Redback’s shareholders not tender their Shares in the tender or exchange offer;

•	if Redback or any of its subsidiaries has entered into any agreement, other than a confidentiality agreement permitted under the no solicitation provisions of the Merger Agreement, including any letter of intent, with respect to an Acquisition Proposal;

•	if Redback failed to include the Company Recommendation in the Schedule 14D-9;

•	if Redback’s board of directors fails to reconfirm the Company Recommendation or its approval of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement promptly, and in any event within five business days of Ericsson’s request to do so; or

•	if Redback’s board of directors or any committee thereof has resolved to take any of the foregoing Ericsson termination rights.

•	by Redback immediately prior to entering into a definitive agreement with respect to a Superior Proposal (which we refer to as the “Redback termination right”), if:

•	Redback received the Superior Proposal other than as a result of a breach of or violation of the no solicitation provisions of the Merger Agreement;

•	Redback did not breach or violate the no-solicitation or board recommendation provisions of the Merger Agreement in connection with the Superior Proposal or any Acquisition Proposal that was a precursor to the Superior Proposal;

•	subject to the terms of the Merger Agreement, Redback’s board of directors effected a Company Change in Recommendation in response to the Superior Proposal and authorized Redback to enter into a definitive agreement for the Superior Proposal;

•	immediately prior to the termination of the Merger Agreement, Redback paid the Termination Fee (as defined below) to Ericsson; and

•	immediately following the termination of the Merger Agreement, Redback enters into a definitive agreement to effect the Superior Proposal.

In addition, the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time before completion of the Merger whether before or after shareholder approval thereof:

•	if a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or

•	by mutual written consent of Ericsson and Redback.

Effect of Termination. To terminate the Merger Agreement on its terms, written notice is required to be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which the termination is made, and the Merger Agreement will become null and void and, subject to certain exceptions described in the Merger Agreement, there will be no liability on the part of Ericsson, the Purchaser or Redback. No party is relieved of any liability for a willful or intentional breach of the Merger Agreement.

Notwithstanding the foregoing, if Ericsson terminates the Merger Agreement pursuant to any Ericsson termination right set forth in the second bullet point under the “—Termination” section above or if Redback terminates the Merger Agreement pursuant to the Redback termination right set forth in the third bullet point under the “—Termination” section above, then Redback is required to pay to Ericsson a termination fee of $61 million in cash (the “Termination Fee”). The Termination Fee must be paid within two business days following termination if Ericsson terminates the Merger Agreement pursuant to an Ericsson termination right, and as a condition to effectiveness where Redback terminates the Merger Agreement pursuant to a Redback termination right.

Redback is also required to pay the Termination Fee in the following instances:

•	If the Merger Agreement has been terminated by Ericsson or the Company under the termination provisions described in the second sub-bullet point under the first bullet point in the “—Termination” section above (pursuant to a mutual termination right where Purchaser has not accepted for payment and paid for all Shares tendered in the Offer), and (i) where such failure to accept for payment and pay for the Shares is the result of a failure to satisfy the Minimum Condition, (ii) following the execution of the Merger Agreement and prior to its termination an Acquisition Proposal is publicly announced or becomes publicly known and not publicly withdrawn, (iii) concurrently with, or within twelve months following such termination, the consummation of the Acquisition Proposal occurs, and (iv) such consummation results in the acquisition by the third party of a majority of the outstanding Shares, a majority of the outstanding capital stock of Redback or a majority of the assets of Redback and its subsidiaries.

•	If Ericsson terminates the Merger Agreement under the termination provisions described in the first sub-bullet point under the first bullet point in the “—Termination” section above (pursuant to a mutual termination right for breach of a representation or covenant in the Merger Agreement), and (i) such termination results from a breach of a covenant or agreement of Redback under the Merger Agreement or an intentional breach of a representation or warranty of Redback under the Merger Agreement, (ii) following the execution of the Merger Agreement and prior to the breach causing the termination an Acquisition Proposal is known to Redback, (iii) concurrently with, or within 12 months following such termination, the consummation of the Acquisition Proposal occurs, and (iv) such consummation results in the acquisition by the third party of a majority of the outstanding Shares, a majority of the outstanding capital stock of Redback or a majority of the assets of Redback and its subsidiaries.

The Termination Fee is required to be paid by wire transfer of immediately available funds to an account designated in writing by Ericsson. Redback is not obligated to pay the Termination Fee on more than one occasion.

Redback acknowledged that the agreements contained in the provisions regarding the termination fee, are an integral part of the transactions contemplated by the Merger Agreement and that, without those provisions, Ericsson would not have entered into the Merger Agreement. If Redback fails to pay the Termination Fee and Ericsson or the Purchaser commences a suit which resulting in a judgment against Redback for the Termination

Fee, Redback is required to pay Ericsson and the Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with the suit, together with interest on the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Likewise, if Redback fails to pay the Termination Fee and Ericsson or the Purchaser commenced a suit which results in a judgment against Ericsson and the Purchaser, Ericsson is required to pay Redback its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with the suit.

Fees and Expenses. Except as expressly set forth in the Merger Agreement, all fees, costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such fees, costs and expenses.

Tender and Stockholder Support Agreement

In connection with the Merger Agreement, certain shareholders entered into a Tender and Stockholder Support Agreement, dated as of December 19, 2006, with Ericsson and the Purchaser, which we refer to as the “Support Agreement.” The following summary of certain provisions of the Support Agreement is qualified in its entirety by reference to the Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the Support Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Support Agreement in its entirety for a more complete description of the provisions summarized below.

Each of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV Entities”), which is a party to the Support Agreement has agreed to tender, or cause to be tendered in the Offer any Shares it holds or acquires after the commencement of the Offer, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer, and in any event no later than the third business day prior to the initial expiration date of the Offer. Each TCV Entity has also agreed not to withdraw its Shares once tendered, or cause its Shares to be withdrawn, from the Offer at any time. If the Offer is terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated prior to the completion of the Offer, Ericsson and the Purchaser are required to promptly return, and shall cause the Depositary to return, all tendered Shares to the registered holders of the Shares tendered in the Offer. If the Merger is completed, each TCV Entity has agreed to waive and not to exercise any appraisal rights nor to dissent from the Merger.

Each TCV Entity agrees to vote all Shares beneficially owned or controlled by such TCV Entity, in connection with any meeting of Redback’s shareholders or any action by written consent in lieu of a meeting of shareholders:

•	in favor of the Merger or any other transaction pursuant to which Ericsson proposes to acquire Redback, whether by tender offer, merger, or otherwise, in which Redback’s shareholders would receive consideration per Share equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger; and/or

•	against any action or agreement which would impede, interfere with or prevent the Merger, including, any other extraordinary corporate transaction such as a merger, acquisition, sale, consolidation, reorganization or liquidation involving Redback and a third party, or any other proposal of a third party to acquire Redback or substantially all of Redback’s assets.

Each TCV Entity shall, upon request of Ericsson or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Ericsson or the Purchaser to be necessary or desirable to carry out the provisions of the Support Agreement.

During the term of the Support Agreement, except as otherwise provided therein, none of the TCV Entities will:

•

transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing, any or all of such TCV Entity’s Shares or warrants to purchase Shares or any right or interest therein, except (i) with Ericsson’s or the Purchaser’s consent, or (ii) to any of its partners, provided that as a condition to such transfer, the transferee agrees that the Shares remains subject to the terms of the Support Agreement;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any such transfer;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of such TCV Entity’s Shares or warrants to purchase Shares;

•	deposit any of such TCV Entity’s Shares or warrants to purchase Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares or warrants; or

•	take any other action that would in any way restrict, limit or interfere with the performance of such TCV Entity’s obligations under the Support Agreement or the transactions contemplated thereby.

Additionally, each TCV Entity has agreed to notify Ericsson and the Purchaser immediately if such TCV Entity receives any proposals or a request is made of such TCV Entity for any information or to enter or continue into negotiations or discussions with such shareholder in connection with any Acquisition Proposal. Such notice shall include, the name of the third party making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. Pursuant to the Support Agreement, each TCV Entity agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal and to will keep Ericsson and the Purchaser fully informed of the status and terms of any Acquisition Proposal.

During the term of the Support Agreement, each TCV Entity agrees not to:

•	initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal;

•	enter into any agreement with respect to any Acquisition Proposal, or

•	in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any third party (other than Ericsson or any of its affiliates or representatives) relating to any Acquisition Proposal.

Notwithstanding the no solicitation provisions described above, the Support Agreement does not limit the rights of any TCV Entity (or any director, officer or employee of a TCV Entity (or affiliate of such TCV Entity)) who is an officer or director of Redback from, acting solely in his or her capacity as an officer or director, fulfilling the obligations of such office or performing any obligations required by fiduciary duties.

The Support Agreement, and all rights and obligations of the Ericsson, the Purchaser and the TCV Entities will terminate on the earlier of: (i) the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement; and (ii) the effective time of the Merger.

Stockholder Support Agreement

The following summary of certain provisions of the stockholder support agreement is qualified in its entirety by reference to the stockholder support agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the stockholder support agreement in its entirety for a more complete description of the provisions summarized below.

In connection with the Merger Agreement and the transactions contemplated thereby, Ericsson and the Purchaser entered into a stockholder agreement, dated as of December 19, 2006, with Kevin A. DeNuccio, the Chief Executive Officer and President of Redback who owns 35,827 Redback shares. The stockholder support agreement provides that Mr. DeNuccio will not, without the prior written consent of Ericsson, directly or indirectly, tender his Shares into the Offer, or enter into any agreement, transaction or arrangement that results in his Shares being tendered into the Offer, including during any Subsequent Offering Period. Mr. DeNuccio also authorized Redback or its counsel to notify Redback’s transfer agent that there is a stop transfer order with respect to all of Mr. DeNuccio’s Shares.

During the term of the stockholder support agreement, except as otherwise provided therein, Mr. DeNuccio will not:

•	transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing “transfers” any or all of his Shares;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any such transfer;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of his Shares;

•	deposit any of his Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares; or

•	take any other action that would in any way restrict, limit or interfere with the performance of such Mr. DeNuccio’s obligations under the stockholder support agreement or the transactions contemplated thereby.

Mr. DeNuccio revokes any proxies granted to any third party with respect to his Shares and irrevocably grants to Ericsson, and appoints Ericsson or any designee thereof, as Mr. DeNuccio’s proxy and attorney-in-fact, to vote all Shares that he beneficially owns or controls, in connection with any meeting of Redback’s shareholders or any action by written consent in lieu of a meeting of Redback’s shareholders:

•	in favor of the Merger or any other transaction pursuant to which Ericsson proposes to acquire Redback, whether by tender offer, merger, or otherwise, in which Redback’s shareholders would receive consideration per Share equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger; and/or

•	against any action or agreement which would impede, interfere with or prevent the Merger, including, any other extraordinary corporate transaction such as a merger, acquisition, sale, consolidation, reorganization or liquidation involving Redback and a third party, or any other proposal of a third party to acquire Redback or substantially all of Redback’s assets.

Mr. DeNuccio shall, upon request of Ericsson or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Ericsson or the Purchaser to be necessary or desirable to carry out the provisions of the stockholder support agreement and to vest in Ericsson the power to vote the Shares held by the Mr. DeNuccio. Additionally, if the Merger is completed, Mr. DeNuccio has agreed to waive and not to exercise any appraisal rights nor to dissent from the Merger.

The stockholder support agreement, and all rights and obligations of the Ericsson, the Purchaser and Mr. DeNuccio will terminate on the earlier of: (i) the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement; and (ii) the effective time of the Merger.

Non-Tender Agreement

The following summary of certain provisions of the non-tender agreement is qualified in its entirety by reference to the non-tender agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the non-tender agreement in its entirety for a more complete description of the provisions summarized below.

In connection with the Merger Agreement and the transactions contemplated thereby, Ericsson entered into a non-tender agreement, dated as of the date of December 19, 2006 with Ebrahim Abbasi, Georges Antoun, Thomas L. Cronan, III, Rod W. Couvrey, Scott Marshall, Stephen Y. Tan and Simon Zarrin, each of whom is an executive of Redback and owns Redback shares and whom we refer to as the “employee shareholders.” The non-tender agreement provides that the employee shareholders will not, without the prior written consent of Ericsson, directly or indirectly, tender their shares into the Offer or enter into any agreement, transaction or arrangement that results in their shares being tendered into the Offer, including during any Subsequent Offering Period. The employee shareholders also authorized Redback or its counsel to notify Redback’s transfer agent that there is a stop transfer order with respect to any Shares which any employee shareholder attempts to tender into the Offer. The non-tender agreement will terminate on the termination of the Merger Agreement, or the effective time of the Merger, whichever occurs first.

Compensation Arrangements with Redback Executive Officers and Key Employees

Prior to completion of the Offer, Ericsson is expected to enter into employment compensation, severance or other employee benefits arrangements with Redback’s executive officers and certain other key employees. Ericsson has entered into a letter agreement with Kevin DeNuccio, Georges Antoun, Ebrahim Abbasi, Steve Tam, Rod Couvrey and Simon Zarrin committing to negotiate the terms and conditions (which shall be substantially similar, in the aggregate, to the terms and conditions of such employees’ current employment arrangements with Redback) of such employees employment in good faith. Pursuant to such letter agreement, the specific terms of these compensation arrangements have not been agreed, but are expected to include, among other things, a phantom stock option plan based upon the performance of Redback after completion of the Merger as a subsidiary of Ericsson designed to approximate the incentives created by Redback’s current employee stock option plans and retention bonuses of 2.0 times base salary for each of the parties to the letter agreement and retention bonuses of 1.0 to 2.0 times base salary for certain other key employees of Redback, in each case with 25% of such bonus payable after 12 months of continued employment and 75% payable after 24 months of continued employment. In addition to the commitment to negotiate compensation arrangements in good faith, Ericsson agreed that Redback would continued to be managed as a separate subsidiary or division of the Ericsson Networks Division and that Mr. DeNuccio would remain president of Redback. A copy of such letter agreement has been filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Shareholders and other interested parties should read the letter agreement in its entirety for a more complete description. Independent members of the Remuneration Committee of Ericsson’s board of directors are expected to review and evaluate the arrangements entered into by Ericsson with Redback employees to determine whether these arrangements qualify as “employment compensation, severance or other employee benefits arrangements” for purposes of establishing the safe harbor exemption from the SEC’s “best price” rule, Rule 14d-10.

Confidentiality Agreement

The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

Ericsson and Redback entered into a confidentiality agreement, dated December 11, 2006, in connection with Ericsson’s evaluation of the potential business combination that resulted in the Offer. Ericsson and Redback are also party to another confidentiality agreement, dated September 26, 2005, which was entered into in connection with the evaluation of certain commercial arrangements between Ericsson and Redback. The December 11th confidentiality agreement does not apply to information disclosed under the prior confidentiality agreement. Pursuant to the December 11th confidentiality agreement, subject to certain customary exceptions, Ericsson agreed to keep confidential all non-public information furnished by Redback to Ericsson or its representatives, and all analyses or documents prepared by Ericsson or its representatives based upon such non-public information. Ericsson also agreed that the non-public information furnished to Ericsson would be used solely for the purpose of evaluating the potential business combination that resulted in the Offer. If requested by Redback, Ericsson and its representatives are required to return or destroy the written non-public information furnished to Ericsson under the confidentiality agreement and to destroy any analyses or documents prepared by Ericsson or its representatives based upon such non-public information.

The confidentiality agreement includes a standstill provision and a no solicitation provision. Pursuant to the standstill provision, Ericsson agreed that, among other things and for a period of one year, Ericsson would not, without Redback’s prior consent, acquire or attempt to acquire voting securities of Redback, make or participate in any solicitation of proxies with respect to voting securities of Redback, form or participate in any group of persons required to file a Schedule 13D with the SEC under the Exchange Act with respect to Redback’s securities, make any public announcement of, or submit a proposal for, any extraordinary transaction involving Redback, or seek to control or influence Redback’s board of directors. Pursuant to the no solicitation provision, Ericsson agreed that, among other things and for a period of one year, not to solicit for employment or hire any Redback employee which whom Ericsson had contact or who became known to Redback in connection with the evaluation of the potential business combination that resulted in the Offer. The no solicitation provision does not prohibit Ericsson from employing any person who contacts Ericsson on his or her own initiative.

14.    Conditions of the Offer

Notwithstanding any other provisions of the Offer, but subject to the provisions of the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights and obligations to extend or amend the Offer in accordance with the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the Purchaser will not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the payment for, any validly tendered Shares if:

•	the Minimum Condition shall not have been satisfied at the Expiration Date;

•	any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or before the Expiration Date;

•	any other Required Governmental Approvals (as defined below) shall not have been obtained or any waiting period, or extension thereof, or mandated filing shall not have lapsed or been made either unconditionally or on terms satisfactory to Ericsson at or before the Expiration Date;

•	any of the following events has occurred and is continuing at the Expiration Date:

•	there shall be threatened in writing or pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Ericsson, the Purchaser, Redback or any of Redback’s subsidiaries:

•	challenging the acquisition by the Purchaser of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger;

•	seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of such Shares or any material assets of Redback or its subsidiaries;

•	seeking to prohibit or impose material limitations on the ownership or operation by Ericsson or its subsidiaries of all or any portion of businesses or assets of Ericsson, Redback or any of their respective subsidiaries as a result of or in connection with the transactions contemplated by the Merger Agreement, or to compel Ericsson, Redback or any of their respective subsidiaries to dispose of, license or hold separate any material portion of the businesses or assets of Ericsson, Redback or any of their respective subsidiaries as a result of or in connection with the transactions contemplated by the Merger Agreement;

•	seeking to impose material limitations on the ability of Ericsson or the Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased on all matters properly presented to Redback’s shareholders; or

•	which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a government entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act or similar waiting periods with respect to the Required Governmental Approvals, that:

•	is, in the reasonable judgment of Ericsson and the Purchaser, likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in any of the five sub-paragraphs of the immediately preceding sub-bullet point; or

•	has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement;

•	any of the representations and warranties of Redback contained in Section 3.2 (relating to its capitalization), Section 3.3 (relating to authorization, validity and corporate action regarding the Merger Agreement), Section 3.4 (relating to Redback board approvals) or Section 3.5(b) (relating to actions to render Redback’s rights plan not applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement) shall not be true and correct in all material respects, as of the date of the Merger Agreement and as of the Expiration Date, with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time, which need only be true and correct in all and in all material respects as of such specific date or time;

•	except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, the representations and warranties of Redback contained in this Agreement, other than representations and warranties referenced in the immediately preceding sub-bullet point, shall not be true and correct in all respects (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the disclosure schedules delivered by Redback in connection with the Merger Agreement) as of the date of the Merger Agreement and as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time, which need only be true and correct (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the disclosure schedules delivered by Redback in connection with the Merger Agreement) as of such specific date or time;

•	since the date of the Merger Agreement, any facts, changes, events, developments or circumstances have occurred, arisen or come into existence or become known to Redback, Ericsson or the Purchaser, which is or are continuing and which has had or would reasonably be expected to have, individually or in the aggregate with all other such facts, changes, events, developments or circumstances, a Company Material Adverse Effect;

•

Redback shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer, or, in the case of Section 6.1 (relating to notification of potential breaches or failures of conditions to the Offer or the Merger), Redback shall have intentionally breached or failed in any material respect to perform or comply with such section, and such breach or failure shall not have been cured;

•	The Purchaser shall have failed to receive a certificate of Redback, executed by Redback’s Chief Executive Officer and Chief Financial Officer, dated as of the Expiration Date, to the effect that the conditions set forth in the third, fourth and sixth sub-bullet points of this bullet point have not occurred; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Ericsson and the Purchaser, may be asserted by Ericsson or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Ericsson or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of Ericsson or the Purchaser, subject in each case to the provisions of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of the rights of Ericsson and the Purchaser to extend, terminate and/or modify the Offer pursuant to the provisions of the Merger Agreement. Any reference in the Offer to Purchase to a condition or requirement being satisfied shall be deemed met if such condition or requirement is waived. The failure by Ericsson or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

For purposes of the Offer, the term “Required Governmental Approvals” means:

•	any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act (including, if applicable, any investigation commenced thereunder); and

•	any other material approval or consent of any governmental entity of competent jurisdiction reasonably deemed necessary, appropriate or desirable by Ericsson by the later of (i) January 4, 2007 and (ii) five business days after Ericsson has received all information from Redback which is reasonably necessary to enable Ericsson to determine which such approvals or consents may be necessary, appropriate or desirable under applicable law, as shall be evidenced by a list of which will be delivered to Redback within such period.

Ericsson currently expects that the Required Governmental Approvals to include, in addition to any applicable review process by CFIUS under the Exon-Florio Amendment, (i) written approval by the German Federal Cartel Office, or the expiration or termination of any applicable waiting period, under the German Act against Restraints on Competition, (ii) the filing of premerger notification in Brazil and (iii) compliance with the merger notification requirements in China. The Purchaser will make a public announcement on or promptly after January 4, 2007 if any other Required Governmental Approvals are identified by Ericsson as conditions to the Offer and, to the extent required by applicable law and the rules and regulations of the SEC, extend the Offer to allow adequate dissemination and investor response.

15.    Certain Legal Matters

Except as described in this Section 15—“Certain Legal Matters,” based on information provided by Redback, none of Redback, the Purchaser or Ericsson is aware of any license or regulatory permit that appears to be material to the business of Redback that might be adversely affected by the Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “—State Takeover Statutes.” Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Redback’s business or that certain parts of Redback’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14—“Certain Conditions of the Offer.”

Business Combination Statutes. Redback is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Redback. The foregoing description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its shareholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

Neither Redback’s certificate of incorporation nor bylaws excludes the Company from the coverage of the Business Combination Provisions. Upon consummation of the Offer, Ericsson and Purchaser collectively will be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and the Business Combination Provisions will prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, Redback’s board of directors approved the commencement of the Offer and the execution of the Merger Agreement. Accordingly, Ericsson and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the consummation of the Offer or the Merger.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

Antitrust Matters

The United States. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied.

On December 20, 2006, Ericsson filed a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act in connection with the purchase of the Shares in the Offer and the Merger with the DOJ and the FTC. Redback is required to file a similar Notification and Report Form for certain Mergers and Acquisitions under the HSR Act in connection with Offer and the Merger with the DOJ and the FTC no later than January 2, 2007. The filings will be subject to a 15-day initial waiting period, for which early termination was requested. Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the purchase of the Shares in the Offer and the Merger will expire at 11:59 p.m., New York City time, on January 4, 2007, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Ericsson or Redback. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Ericsson and Redback with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Ericsson. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14—“Conditions of the Offer.”

The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser’s acquisition of Shares, either or both the DOJ or the FTC could take such action under the Antitrust Laws as it or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Ericsson or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—“Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

As used in this Offer to Purchase, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Germany. Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one month waiting period commenced by the filing by Parent of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation. Parent filed the German Notification on December 21, 2006. If the FCO initiates an in-depth investigation, the acquisition of Shares pursuant to the Offer may only be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four month waiting period that the acquisition satisfies the conditions for a prohibition and may be not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer. See Section 14—“Conditions of the Offer.”

Brazil. The parties intend to submit the Merger for approval by the Brazilian antitrust authorities. The Secretariat for Economic Monitoring and Secretariat of Economic Law will consider the Merger and each will issue an opinion to the Administrative Council for Economic Defense (the “Council”), Brazil’s antitrust tribunal. This Council will make a decision with respect to the Merger. The review of the Merger by the Brazilian antitrust authorities may take longer than six months, but will not prevent the Merger from taking effect; provided, however, if the Council decides that the Merger is anti-competitive, it may impose restrictions on the parties or order an unwinding of the Merger.

China. Under the “Provisions On Acquisition Of Domestic Enterprises By Foreign Investors,” adopted by the Chinese Ministry of Commerce (“MOFCOM”) and other agencies as of September 8, 2006, mergers and acquisitions that will or may have certain impacts on China are subject to government review and approval. Application of these regulations may be triggered by several criteria, including the individual and combined shares of the parties in Chinese markets. These regulations also specify several grounds for exemption. Although the regulations specify certain substantive criteria and procedures, they contain many ambiguities, giving MOFCOM and other Chinese agencies wide latitude in the approval process. The parties intend to make the appropriate filings with MOFCOM as soon as reasonably practicable.

Other Foreign Jurisdictions. The transaction will be subject to a post-closing completion review by the Fair Trade Commission of South Korea. Within 30 days after the completion of the Merger, we will file a report with the Fair Trade Commission. Review by the Fair Trade Commission is not a condition to the Offer or the completion of the Merger. It may be necessary to make additional filings relating to the acquisition of the Shares in the Offer or the Merger with governmental entities in other foreign jurisdictions. We are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required. There can be no assurance that such governmental entities will not challenge the acquisition of the Shares on competition or other grounds or if such challenge is made, of the results thereof.

16.    Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

Citigroup has acted as financial advisor to Ericsson in connection with this transaction and is acting as Dealer Manager in connection with the Offer. Ericsson has agreed to pay Citigroup a customary fee payable upon completion of the Offer, for its services as financial advisor and Dealer Manager. Ericsson has also agreed to indemnify Citigroup and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities and expenses under the federal securities laws.

Ericsson also retained SEB Enskilda, Skandinaviska Enskilda Banken AB (“SEB Enskilda”) as financial advisor to Ericsson in connection with the transactions contemplated under the Merger Agreement. Ericsson has agreed to pay SEB Enskilda a customary fee payable upon fulfillment or satisfaction of the conditions to the Offer, for its services as financial advisor. Ericsson has also agreed to indemnify SEB Enskilda and related persons against certain liabilities and expenses in connection with its engagement as financial advisor.

The Purchaser has retained American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Legal Proceedings

On December 20, 2006, a class action complaint was filed in the California Superior Court for Santa Clara County against Redback, its board members and Kevin DeNuccio. The complaint, entitled Plotkin v. Redback Networks Inc., et al., No. 1 06CV076889, purports to be brought as a class action on behalf of Redback’s shareholders. The complaint asserts claims of breach of fiduciary duty by approving the Offer, the Merger Agreement and the transactions contemplated thereby. The complaint also asserts that the defendants engaged in self dealing. The plaintiff seeks, among other things, an injunction prohibiting Redback from consummating the transaction.

18.    Miscellaneous

We are making the Offer to all holders of Shares other than Redback. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Citigroup or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Redback has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Redback” and Section 9—“Certain Information Concerning Ericsson and the Purchaser.”

Maxwell Acquisition Corporation

December 22, 2006

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

ERICSSON AND THE PURCHASER

The names of the directors and executive officers of Telefonaktiebolaget LM Ericsson (publ) and Maxwell Acquisition Corporation and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. The business address of each of the directors and executive officers of Telefonaktiebolaget LM Ericsson (publ) is c/o Telefonaktiebolaget LM Ericsson (publ), SE-164 83, Stockholm, Sweden. The business address of each of the directors and executive officers of Maxwell Acquisition Corporation is c/o Ericsson Holding II Inc. 6300 Legacy Drive, Plano, Texas 75024.

Telefonaktiebolaget LM Ericsson (publ)

Name	Country of Citizenship	Position
Michael Treschow	Sweden	Chairman of the Board, Director

Marcus Wallenberg	Sweden	Deputy Chairman of the Board, Director

Sverker Martin-Löf	Sweden	Deputy Chairman of the Board Director

Peter L. Bonfield	United Kingdom	Director

Nancy McKinstry	USA	Director

Carl-Henric Svanberg	Sweden	Chief Executive Officer and Director

Ulf J. Johansson	Sweden	Director

Börje Ekholm	Sweden	Director

Katherine M. Hudson	USA	Director

Anders Nyrén	Sweden	Director

Jan Hedlund	Sweden	Employee Representative

Torbjörn Nyman	Sweden	Employee Representative

Monica Bergström	Sweden	Employee Representative

Per Lindh	Sweden	Deputy Employee Representative

Anna Guldstrand	Sweden	Deputy Employee Representative

Kristina Davidson	Sweden	Deputy Employee Representative

Karl-Henrik Sundstrom	Sweden	Executive Vice President, Chief Financial Officer and Head of Group Function Finance

Kurt Jofs	Sweden	Executive Vice President—Head of Business Unit Access

Bert Nordberg	Sweden	Executive Vice President—Head of Group Function Sales & Marketing

Bjorn Olsson	Sweden	Executive Vice President—Head of Business Unit Systems

Carl Olof Blomqvist	Sweden	Senior Vice President, General Counsel—Head of Group Function Legal Affairs

Joakim Westh	Sweden	Senior Vice President, Head of Group Function—Operational Excellence

Marita Hellberg	Sweden	Senior Vice President, Head of Group Function—Human Resources & Organization

Torbjorn Nilsson	Sweden	Senior Vice President, Head of Group Function—Strategy & Product Management

Henry Sténson	Sweden	Senior Vice President, Head of Group Function—Communications

Håkan Eriksson	Sweden	Senior Vice President, Chief Technology Officer and Head of Group Function—Research & Development

Hans Vestberg	Sweden	Executive Vice President—Head of Business Unit Global Services

Sivert Bergman	Sweden	Senior Vice President, Head of Business Unit Transmission & Transport Networks

SCH-1

Michael Treschow has been Chairman of the Board of Ericsson since 2002. Mr. Treschow is Chairman of the Confederation of Swedish Enterprise and Chairman of the Board of Directors of AB Electrolux, as well as a member of the Board of Directors of B-Business Partners. Mr. Treschow is a member of the Royal Academy of Engineering Sciences. From 1997 to 2002, Mr. Treschow served as President and Chief Executive Officer of AB Electrolux and as a Director of Atlas Copco AB from 1991 until 2003.

Marcus Wallenberg has been Deputy Chairman of the Board of Ericsson since 1996. Mr. Wallenberg is Chairman of the Board of Directors of Skandinaviska Enskilda Banken, Chairman of the Board of ICC (International Chamber of Commerce) and Saab as well as a member of the Board of Directors of AstraZeneca PLC, AB Electrolux, Stora Enso Oy and the Knut and Alice Wallenberg Foundation. Mr. Wallenberg previously served as President and CEO of Investor AB from 1999 to 2005. From 1994 until 2005 Mr. Wallenberg served as Director of Scania AB.

Sverker Martin-Löf is Deputy Chairman of the Board of Ericsson and has been a Director of Ericsson since 1993. Mr. Martin-Löf is Chairman of the Board of Directors of Skanska AB, Svenska Cellulosa and Aktiebolaget SCA and SSAB and Deputy Chairman of the Board of Directors of Industrivärden and the Confederation of Swedish Enterprise. Mr. Martin-Löf is also a member of the Board of Directors of Svenska Handelsbanken. From 1990 until 2002, Mr. Martin-Löf served as the President and Chief Executive Officer of Svenska Cellulosa Aktiebolaget SCA.

Peter L. Bonfield has been a Director of Ericsson since 2002. Mr. Bonfield is Supervisory Board Chairman of NXP, Deputy Chairman of the British Quality Foundation as well as a member of the Board of Directors of AstraZeneca PLC, Mentor Graphics Inc., Sony Corporation and T.S.M.C. Mr. Bonfield is a member of the International Advisory Group of Citigroup and of the International Advisory Panel, University of London and Non-Executive Director of Actis Capital LLP and HMG Department for Constitutional Affairs. Mr. Bonfield also serves as a Senior Executive Advisor of Permira and Trustee of Cutty Sark Trust. From 1996 to 2002, Mr. Bonfield was Chief Executive Officer and Chairman of the Executive Committee of British Telecommunications plc.

Nancy McKinstry has been a Director of Ericsson since 2004. Since 2003, Ms. McKinstry has served as Chief Executive Officer and Chairman of the Executive Board of Wolters Kluwer n.v. Ms. McKinstry is also a member of the Board of Directors of MortgageIT, Inc. Ms. McKinstry serves as a member of the Advisory Council of ABN AMRO Holding n.v. and the Advisory Council of the University of Rhode Island and as a member of the Board of Directors of the American Chamber of Commerce in the Netherlands and TiasNimbas Business School. From 2000 to 2003, Ms. McKinstry was President and Chief Executive Officer of Legal, Tax and Business, North America, Wolters Kluwer n.v. and a member of the Executive Board.

Carl-Henric Svanberg has served as the President and Chief Executive Officer of Ericsson since 2003 and has been a Director of Ericsson since 2003. Prior to assuming his position at Ericsson, Mr. Svanberg was the President and Chief Executive Officer of the Assa Abloy Group from 1994 to 2003. Mr. Svanberg is a member of the Board of Directors of Assa Abloy, the Confederation of Swedish Enterprise and Hexagon.

Ulf J. Johansson has been a Director of Ericsson since 2005. Mr. Johansson serves as Chairman of the Board of Directors of AcandoFrontec AB, Eurostep Group AB, Novo A/S and Novo Nordisk Foundation and as a member of the Board of Directors of Trimble Navigation Ltd. Mr. Johansson is a founder of Europolitan Vodafone AB where he was the Chairman of the Board between 1990 and 2005. Mr. Johansson is a member of the Royal Swedish Academy of Engineering Sciences.

Börje Ekholm has been a Director of Ericsson since 2006. Mr. Ekholm serves as President and Chief Executive Officer of Investor AB and as a member of the Board of Directors of Chalmers Invest, Husqvarna, Greenway Medical Inc. Since 1995 Mr. Ekholm has been employed in various senior management positions at Investor AB, most recently as President for the New Investments at Investor Growth Capital from 1998 to 2005.

SCH-2

From 1999 to 2006, Mr. Ekholm served as Chairman of the Board of Directors of Tessera Technologies Inc., VM-data AB, and Biotage AB.

Katherine Mary Hudson has been a Director of Ericsson since 2006. Ms. Hudson serves as Lead Director of Charming Shoppes Inc. From 1994 to 2003 Ms. Hudson was President and Chief Executive Officer of Brady Corporation.

Anders Nyrén has been a Director of Ericsson since 2006. Mr. Nyrén is also the Chairman of the Association of Exchange Listed Companies and the Association for Generally Accepted Principles in the Securities Market in Sweden, the Deputy Chairman of the Board of Directors of Svenska Handelsbanken, a member of the Boards of Directors of Svenska Cellulosa Aktiebolaget SCA AB, SSAB, Sandvik, Skanska AB, and Ernströmsgruppen. Mr. Nyrén has been the President and Chief Executive Officer of AB Industrivärden since 2001, prior to this, Mr. Nyrén was the Executive Vice President and Chief Financial Officer of Skanska AB.

Jan Hedlund has been a Director of Ericsson since 1994. Mr. Hedlund is an employee representative on the Board of Directors, and has been employed by Ericsson AB, a wholly-owned subsidiary of Ericsson, for the last five years. Mr. Hedlund performs mainly union work with Ericsson and is also the Chairman of the Union Metall Confederation.

Torbjörn Nyman has been a Director of Ericsson since 2004. Mr. Nyman is an employee representative on the Board of Directors and has been employed by Ericsson AB, a wholly-owned subsidiary of Ericsson for the last five years. Apart from performing union work with Ericsson, Mr. Nyman has been Manager R&D Development Support Software and I&V within Group Function R&D since April 2006. Before that Mr. Nyman was Product Manager at NETSim from 1997 until 2006.

Monica Bergström has been a Deputy Director of Ericsson since 1998. Ms. Bergström is an employee representative on the Board of Directors and is employed by Ericsson AB, a wholly-owned subsidiary of Ericsson for the last five years. Ms. Bergström performs mainly union work with Ericsson.

Per Lindh has been a Director of Ericsson since 1995 and a Deputy Director since 2006. Mr. Lindh is an employee representative on the Board of Directors and has been employed by Ericsson AB, a wholly-owned subsidiary of Ericsson, for the last five years. Mr. Lindh performs mainly union work with Ericsson.

Anna Guldstrand has been a Deputy Director of Ericsson since 2004. Ms. Guldstrand is an employee representative on the Board of Directors and has been employed by Ericsson AB, a wholly-owned subsidiary of Ericsson for the last five years. Ms. Guldstrand performs mainly union work with Ericsson.

Kristina Davidsson has been a Deputy Director of Ericsson since 2006. Ms. Davidsson is an employee representative on the Board of Directors and has been employed by Ericsson AB, a wholly-owned subsidiary of Ericsson, for the last five years. Ms. Davidsson performs mainly union work with Ericsson and is also the Chairman of the Union Metall.

Karl Henrik Sundstrom has been the Executive Vice President, Chief Financial Officer and head of Group Function Finance since April 2003. Before that Mr. Sundstrom served as head of Business Unit Global Services of Ericsson.

Kurt Jofs has been Executive Vice President and head of Business Unit Access since January 2004. Before that, Mr. Jofs held senior management positions in, among others, Linjebuss and ABB Ventilation Products. Mr. Jofs is a Board member of ATEA and Chairman of the Board of Directors of Peoples Travel Group.

SCH-3

Bert Nordberg has been Executive Vice President and head of Group Function Sales & Marketing since April 2004. Before that Mr. Nordberg served as Senior Vice President and head of Group Function Sales & Marketing since April 2003 and prior to April 2003, Mr. Nordberg was head of Business Unit Systems of Ericsson.

Bjorn Olsson has been Executive Vice President and head of Business Unit Systems since January 2004. Before that Mr. Olsson was Chief Information Officer of Ericsson.

Carl Olof Blomqvist has been Senior Vice President, General Counsel and head of Group Function Legal Affairs since May 1999. Before that Mr. Blomqvist was a partner of Mannheimer Swartling, a law firm.

Joakim Westh has been Senior Vice President and head of Group Function Operational Excellence since December 2004. Before that Mr. Westh was head of J. Westh Företagsutveckling AB from 2000 to 2004 and before that, Joakim Westh held various senior management positions within Assa Abloy. Mr. Westh is Chairman of the Board of Directors of Absolent AB and member of the Board of Directors of VKR Holding A/S.

Marita Hellberg has been Senior Vice President and head of Group Function Human Resources & Organization since September 2003. Before that Ms. Hellberg was Senior Vice President of Human Resources of NCC Group. From 1999 to 2002, Ms. Hellberg served as Vice President of Human Resources, Market Area Europe, Middle East and Africa at Ericsson. Prior to that Ms. Hellberg was Human Resources Director at Ericsson Radio Systems, Business Unit Cellular Systems American Standards.

Torbjorn Nilsson has been Senior Vice President since July 2003 and head of Group Function Strategy & Product Management. From 1998 to 2003 Mr. Nilsson was Senior Vice President and head of Group Function Marketing & Strategic Business Development at Ericsson.

Henry Sténson has been Senior Vice President and head of Group Function Communications since May 2002. Before that Mr. Sténson was head of Group Communication at SAS AB.

Håkan Eriksson has been Senior Vice President, Chief Technology Officer and head of Group Function – Research & Development since January 2004. Before that Mr. Eriksson was Vice President and head of Research & Development at Ericsson.

Hans Vestberg has been Executive Vice President and head of Business Unit Global Services since February 2005. Before that Mr. Vestberg served as Senior Vice President and head of Business Unit Global Services and head of Market Unit Mexico for Ericsson.

Sivert Bergman has been Senior Vice President since January 2006 and head of Business Unit Transmission and Transport Networks since 2002. Before that Mr. Bergman was Research and Development Manager for transmission activities and head of Business Unit Transmission Solutions at Ericsson.

Maxwell Acquisition Corporation

Name	Country of Citizenship	Position
Jan Ögren	Sweden	Director, Chief Executive Officer and President
John Moore	USA	Director, Secretary and Treasurer

Jan A. Ögren is the President and Chief Executive Officer and a director of the Purchaser. Mr. Ögren has served as Chief Financial Officer of Ericsson Inc. since November 2006. From 2004 until 2006, Mr. Ögren was Vice President, Head of Sales Business Unit Systems at Ericsson. From 2002 to 2004, Mr. Ögren was Vice President, Head of Business Control at Ericsson. From 1995 to 2002, Mr. Ögren was Head of Business Control at Ericsson Radio Systems AB.

John T. Moore is the Secretary and Treasurer and a director of the Purchaser. Mr. Moore has served as the Vice President and General Counsel of Ericsson Inc., a wholly owned subsidiary of Ericsson, since 2002. From 1999 to 2002, Mr. Moore was Associate General Counsel of Ericsson Inc.

SCH-4

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Redback or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

American Stock Transfer & Trust Company

By Hand:	By Overnight Courier:	By Mail:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001 Confirm by Telephone: (877) 248-6417

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: ericsson@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Call toll free: (800) 831-9146